Exhibit (a)(1)(A)

ENDOLOGIX, INC.

OFFER TO EXCHANGE

CERTAIN OUTSTANDING STOCK OPTIONS FOR

NEW STOCK OPTIONS

This document constitutes part of the prospectus relating to securities that have been registered under the Securities Act of 1933, as amended. The prospectus relates to an offer to exchange all, some or none of certain Eligible Options issued under the 2006 Plan, the 2015 Plan, the TriV Grants and the 2017 Inducement Plan, as applicable, for New Stock Options.

August 12, 2019

ENDOLOGIX, INC.

Offer to Exchange Certain Outstanding Stock Options

for New Stock Options

This offer will expire at 11:59 p.m., Eastern Time, on September 9, 2019,

unless the Company extends the expiration date.

Endologix, Inc. (“the “Company,” “we,” “us,” or “our”) is offering each Eligible Participant (as defined below) the opportunity to exchange outstanding Eligible Options (as defined below) for a lesser number of new stock options (“New Stock Options”) on the terms and subject to the conditions set forth in this Offer to Exchange Certain Outstanding Stock Options for New Stock Options (the “Offer to Exchange”).

In this Offer to Exchange, this offering is referred to as the “Offer” and the exchange of Eligible Options for New Stock Options in accordance with the terms of the Offer is referred to as the “Exchange Program.”

This Offer to Exchange provides Eligible Participants the opportunity to exchange all, some or none of their Eligible Options for cancellation in exchange for the grant of a lesser number of New Stock Options. A New Stock Option is a right to purchase a share of the Company’s common stock, par value $0.001 per share (the “common stock”), at a set price (also known as the exercise price) for a specified period of time provided that certain vesting criteria are satisfied. The Exchange Program is open to all current employees (including executive officers) and non-employee directors who have outstanding stock options with a per share exercise price of $20.00 or greater. The Company’s Board of Directors (the “Board”) previously approved the Exchange Program, and the Company’s stockholders approved the Exchange Program at the Company’s 2019 annual meeting of stockholders held on August 5, 2019.

If you participate in the Exchange Program, the number of New Stock Options you receive will depend on the number of Eligible Options you elect to exchange, and will be based on the following exchange ratios:

Exercise Price	Option Shares Outstanding	Weighted Average Remaining Life	Exchange Ratio	New Stock Options
$20.00-$39.99	55,753	6.41	2.00 to 1	27,877
$40.00-$79.99	559,770	5.05	3.00 to 1	186,867
$80.00-$149.99	97,731	3.78	4.00 to 1	24,574
$150.00 and Up	28,118	3.45	5.00 to 1	5,691

In exchange for Eligible Options tendered in the Exchange Program, the Company will grant New Stock Options with an exercise price per share equal to the closing price of the common stock on the NASDAQ Global Market on the trading day immediately following the date on which the Exchange Offer expires and we cancel the exchanged options. This date is referred to as the “Option grant date.” If the expiration date of the Exchange Offer is extended, the Option grant date will similarly be delayed.

The New Stock Options will have a term of seven years from the Option grant date and be subject to a new vesting schedule even if the exchanged options were fully or partially vested. The vesting of the New Stock Options will be in three equal annual installments over a three-year period from the Option grant date subject to an Eligible Participant’s continued employment with or service to the Company. The New Stock Options will be issued as nonstatutory options.

We are making this Offer on the terms and subject to the conditions stated in this Offer to Exchange, and in the documents incorporated by reference into this Offer to Exchange. Your participation in the Exchange Program is voluntary. You are not required to exchange any or all of your Eligible Options in the Exchange Program. If you elect to participate in the Exchange Program, you may elect to exchange any or all of your Eligible Options on a grant-by-grant basis, meaning that you can elect to exchange either all or none of the Eligible Options relating to a particular grant. We will not accept partial tenders of individual Eligible Option grants, except under the limited circumstances described herein. If you choose to exchange one or more Eligible Option grants, you must elect to exchange all shares subject to the Eligible Option grant. If you have previously partially exercised an Eligible Option grant, you may elect to exchange the entire remaining unexercised portion of the Eligible Option grant.

i

The common stock is traded on the NASDAQ Global Market under the symbol “ELGX.” On August 5, 2019, the closing price of the common stock was $6.67 per share.

You should evaluate the risks and uncertainties related to the Exchange Program, the Company’s business and financial condition, and the common stock, before deciding whether or not to participate in the Exchange Program.

See “Risks of Participating in the Exchange Program” beginning on page 15 for a discussion of some of the risks and uncertainties that you should carefully consider before deciding whether or not to participate in the Exchange Program.

ii

IMPORTANT

If you choose to participate in the Exchange Program, you must properly complete and submit your election form via the Exchange Offer website or via facsimile, in each case no later than the expiration of the Offer, currently expected to be 11:59 p.m., Eastern Time, on September 9, 2019.

Your delivery of all documents, including election forms, is at your own risk. Only election forms that are properly completed and timely received by the Company by the deadline via the Exchange Offer website or facsimile will be accepted. Election forms submitted by any other means (e.g., email, hand delivery, interoffice mail, U.S. mail, Federal Express, etc.) are not permitted. If you submit your election form via the Exchange Offer website, you should print and keep a copy of the Confirmation Email generated by the Exchange Offer website at the time you complete and submit your election form. The printed Confirmation Email will provide evidence that you submitted your election form. If you submit your election form via facsimile, the Company intends to confirm the receipt of your election form by email within two (2) U.S. business days after receiving your election form. If you do not receive a confirmation, it is your responsibility to confirm that the Company has timely received your election form. Note that if you submit any election form via facsimile within the last two (2) U.S. business days prior to the expiration of the Offer, time constraints may prevent the Company from providing a confirmation by email prior to the expiration of the Offer.

Although the Board has approved the Exchange Program, consummation of the Exchange Program is subject to the satisfaction or waiver of the conditions described in this Offer to Exchange. Neither the Company nor the Board makes any recommendation as to whether or not you should participate in the Exchange Program. You must make your own decision whether or not to participate. You should consult your legal, financial and tax advisors if you have questions about the impact of your participation in the Exchange Program.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state or non-U.S. securities commission has approved or disapproved of these securities or passed judgment upon the accuracy or adequacy of this Offer to Exchange. Any representation to the contrary is a criminal offense.

You should direct questions about the Exchange Program and requests for additional information regarding the Exchange Program to:

Corporate Secretary

Email: optionexchange@endologix.com

Phone: (949) 595-7200

Offer to Exchange dated August 12, 2019

You should rely only on the information contained in this Offer to Exchange, and the other Offer documents to which the Company has referred you. The Company has not authorized anyone to provide you with different information. The Company is not making any offer to exchange stock options for new stock options in any jurisdiction in which the Offer is not permitted. You should not assume that the information provided in this Offer to Exchange is accurate as of any date other than the date as of which it is shown, or if no date is indicated otherwise, the date of the Offer. This Offer to Exchange summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

iii

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

The following are answers to some of the questions you may have about the Exchange Program. You should read carefully the Offer to Exchange, and the other Offer documents to which the Company has referred you. The Offer is made on the terms and subject to the conditions set forth in the Offer to Exchange. The information in this summary is not complete. Additional important information is contained in the remainder of the Offer to Exchange and the other Offer documents to which the Company has referred you.

Q1.	What is the Exchange Program?	3

Q2.	What is a stock option?	4

Q3.	Who is eligible to participate in the Exchange Program?	4

Q4.	What will I receive for the options that I exchange?	4

Q5.	Why aren’t my options with an exercise price below $20.00 eligible for exchange?	4

Q6.	Which stock options are eligible for exchange under the Exchange Program?	5

Q7.	Can the Exchange Program be extended, and if so, how will I be notified if the Exchange Program is extended?	5

Q8.	If I participate in the Exchange Program, how many New Stock Options would I receive?	5

Q9.	Can you provide examples of how the exchange ratios would work?	5

Q10.	Why isn’t the exchange ratio 1-to-1 for all Eligible Options?	5

Q11.	What will be the exercise price of the New Stock Options?	6

Q12.	My Eligible Options are already vested. Would my New Stock Options be fully vested?	6

Q13.	What would the vesting schedule be for the New Stock Options?	6

Q14.	Will the terms and conditions of the New Stock Option grant be the same as the exchanged stock option grant?	6

Q15.	If I elect to participate, when would I receive my grant of New Stock Options?	6

Q16.	Do I have to participate in the Exchange Program?	6

Q17.	If I choose to participate in the Exchange Program, do I have to exchange all of my Eligible Options?	8

Q18.	If I choose to participate in the Exchange Program, can I partially exchange an option grant?	8

Q19.	Can I exchange shares of the common stock that I acquired upon exercise of stock options issued to me by the Company?	8

Q20.	Will I be required to give up all my rights under the exchanged stock options?	8

Q21.	During what period of time may I withdraw options that I previously elected to exchange?	8

Q22.	What if I elect to participate and then I subsequently leave the Company before the Exchange Program ends?	9

Q23.	What if I elect to participate and then I subsequently leave the Company after the New Stock Options are granted?	9

Q24.	Would I owe taxes if I participate in the Exchange Program?	9

Q25.	Will the Company recommend that employees participate in the Exchange Program?	9

Q26.	How do I know if I should exchange my Eligible Options?	9

Q27.	Why is the Company making the Offer?	9

Q28.	Are there circumstances under which I would not be granted New Stock Options?	10

Q29.	Do I have to pay for my New Stock Options?	11

Q30.	What happens if I have an Eligible Option grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?	11

Q31.	When will my exchanged options be cancelled?	11

Q32.	Once my exchanged options are cancelled pursuant to the Exchange Program, is there anything I must do to receive the New Stock Options?	11

Q33.	Do I need to exercise my New Stock Options in order to receive shares?	11

Q34.	What happens to my options if I choose not to participate or if my options are not accepted for exchange?	11

Q35.	How does the Company determine whether an option has been properly tendered?	12

Q36.	What if the Company is acquired by another company?	12

Q37.	Will I receive a stock option agreement?	12

Q38	Will my New Stock Options be incentive stock options or nonstatutory stock options for U.S. tax purposes?	13

Q39.	Are there any conditions to the Offer?	13

Q40.	May I change my mind about which options I want to exchange?	13

Q41.	How do I change my election and add or withdraw some or all of my Eligible Option grants?	13

Q42.	What if I withdraw my election and then decide that I do want to participate in the Exchange Program?	14

Q43.	Will my decision to participate in the Exchange Program have an impact on my ability to receive options or other equity awards in the future?	14

Q44.	Whom may I contact if I have questions about the Exchange Program, or if I need additional copies of the Offer documents?	14

Q1.	What is the Exchange Program?

A1.

As a result of the Company’s recent stock price decline, a substantial number of the Company’s employees and non-employee directors who hold outstanding stock options are holding options that are considerably out-of-the-money or “underwater” (meaning the exercise prices of the stock options are higher than the current trading price of the common stock). The Exchange Program provides a one-time opportunity for Eligible Participants to surrender certain outstanding underwater stock options with a per share exercise price of $20.00 or greater in exchange for a lesser number of New Stock Options with a lower exercise price that have approximately the same value as the stock options that are being exchanged.

The following are some terms that are frequently used in this Offer to Exchange:

•	“2006 Plan” refers to the Endologix, Inc. 2006 Stock Incentive Plan, as amended.

•	“2015 Plan” refers to the Endologix, Inc. Amended and Restated 2015 Stock Incentive Plan, as amended.

•	“2017 Inducement Plan” refers to the 2017 Inducement Stock Incentive Plan, as amended.

•	“Board” refers to the Board of Directors of the Company.

•

“cancellation date” refers to the date that is one U.S. calendar day after the expiration date, which is the date when exchanged options will be cancelled. This cancellation of exchanged options will occur after the Offer expires. The Company expects that the cancellation date will be September 10, 2019. If the expiration date of the Offer is extended, then the cancellation date similarly will be delayed.

•	“common stock” refers to the common stock, par value $0.001 per share, of Endologix, Inc.

•

“Eligible Participant” refers to (1) an employee (including executive officers) of the Company or any of its subsidiaries that remains an employee of the Company or any of its subsidiaries through the Option grant date, and (2) non-employee directors serving on the Board through the Option grant date.

•	“Eligible Option grant” refers to all of the Eligible Options issued by the Company to an individual that is part of the same grant and subject to the same award agreement.

•

“Eligible Options” refers to options to purchase shares of the common stock issued pursuant to the 2006 Plan, the 2015 Plan, the TriV Grants or the 2017 Inducement Plan, as applicable, that have a per share exercise price of $20.00 or greater that remain outstanding and unexercised as of the expiration date.

•	“Exchange Program” refers to the exchange of the Eligible Options for New Stock Options in accordance with the terms of the Offer to Exchange and the other Offer documents.

•	“exchanged options” refers to Eligible Options to purchase shares of the common stock that are exchanged pursuant to the Exchange Program.

•	“executive officers” refers to those officers of Endologix, Inc. listed on Schedule A to this Offer to Exchange.

•

“expiration date” refers to the time and date that the Offer expires. The Company expects that the expiration date will be September 9, 2019, at 11:59 p.m., Eastern Time. The Company may extend the Offer at the Company’s discretion. If the Company extends the Offer, the term “expiration date” will refer to the time and date at which the extended Offer expires.

•	“NASDAQ” refers to the NASDAQ Global Market.

•

“New Stock Options” refers to the new stock options issued pursuant to the Exchange Program that replace the exchanged options. Eligible Options initially issued pursuant to the 2006 Plan and the 2015 Plan, will result in New Stock Options being issued pursuant to the 2015 Plan. Eligible Options initially issued as TriV Grants will result in New Stock Options being issued pursuant to individual stock option award agreements (but not under any Stock Plan). Eligible Options initially issued pursuant to the 2017 Inducement Plan will result in New Stock Options being issued pursuant to the

2017 Inducement Plan. New Stock Options granted in connection with this Offer to Exchange will be granted on the Option grant date and will be subject to the terms and conditions of the applicable Stock Plans (if any) and a stock option agreement between you and the Company. Eligible Participants will only receive New Stock Options if and to the extent they choose to participate in the Exchange Program.

•

“Offer period” or “Offering period” refers to the period from the commencement of the Offer to the expiration date. This period will commence on August 12, 2019, and the Company expects it to end at 11:59 p.m., Eastern Time, on September 9, 2019, unless the Company extends the expiration date.

•	“Offer to Exchange” refers to this Offer to Exchange Certain Outstanding Stock Options for New Stock Options.

•	“options” or “stock options” refers to stock options to purchase shares of the common stock (which may or may not be Eligible Options).

•

“Option grant date” refers to the date when New Stock Options will be granted pursuant to the Exchange Program. Stock option agreements evidencing the New Stock Options will be issued shortly after the expiration of the Offer. If the expiration date of the Offer is extended, then the Option grant date similarly will be delayed.

•	“Stock Plans” refers to the 2006 Plan, the 2015 Plan and the 2017 Inducement Plan, in each case as applicable.

•

“TriV Grants” refers to those inducement grants made to new employees in connection with the Company’s merger with TriVascular Technologies, Inc. pursuant to that certain Agreement and Plan of Merger, dated October 26, 2015, by and among the Company, TriVascular Technologies, Inc. and Teton Merger Sub, Inc.

Q2.	What is a stock option?

A2.

A stock option is a right to purchase a share of the common stock at a set price (also known as the exercise price) for a specified period of time. The right to purchase the share may continue in the future, but the purchase price is fixed when the stock option is granted.

Q3.	Who is eligible to participate in the Exchange Program?

A3.

The Exchange Program will be open to all current employees (including executive officers) and all non-employee directors with outstanding stock options that have a per share exercise price of $20.00 or greater. The Exchange Program will be open to employees located within and outside the United States. The Exchange Program will not be open to any former employees or non-employee directors. The Company estimates that there are approximately 226 Eligible Participants.

Q4.	What will I receive for the options that I exchange?

A4.

All Eligible Participants who properly tender Eligible Options pursuant to the Exchange Program will receive New Stock Options. A New Stock Option is a right to purchase a share of the common stock at a set price (also known as the exercise price) for a specified period of time provided that the vesting criteria are satisfied. The right to purchase the share may continue in the future, but the purchase price is fixed when the stock option is granted. You do not have to make any cash payment to the Company to receive your New Stock Options. However, to the extent that the Company (or the Company’s subsidiaries or other affiliates, as applicable) has a tax withholding obligation in connection with the vesting or settlement of the New Stock Options and issuance of shares thereunder or otherwise, the tax withholding obligations will be satisfied in the manner specified in the New Stock Option agreement.

Q5.	Why aren’t my options with an exercise price below $20.00 eligible for exchange?

A5.

We are making this Offer for several important reasons, including for the purpose of restoring the intended retention and incentive value of certain of our outstanding equity awards. When it determined the terms of the Offer, our Board considered the input of management and our independent compensation consultant in structuring the Offer in a way that it believed best balanced both the interests of our stockholders and our need to retain and incentivize our employees and non-employee directors. Based on the recent trading price of the common stock, options with an exercise price below $20.00 are not as significantly underwater as the Eligible Options and therefore are more likely to generate value to our employees and non-employee directors than the Eligible Options. As a result, we chose to exclude these options from the Eligible Options because we believe they continue to provide retention and incentive value to our employees and non-employee directors.

Q6.	Which stock options are eligible for exchange under the Exchange Program?

A6.

Eligible Options include outstanding stock options, whether or not vested, that have a per share exercise of $20.00 or greater and were issued pursuant to the 2006 Plan, the 2015 Plan, the TriV Grants or the 2017 Inducement Plan, as applicable.

Q7.	Can the Exchange Program be extended, and if so, how will I be notified if the Exchange Program is extended?

A7.

The Company may, in its discretion, extend the Exchange Program at any time, but the Company does not currently expect to do so. If the Company extends the Exchange Program, the Company will issue a press release or other public announcement disclosing the extension.

Q8.	If I participate in the Exchange Program, how many New Stock Options would I receive?

A8.

Under the Exchange Program, Eligible Options may be surrendered for a grant of a lesser number of New Stock Options with a lower exercise price that have approximately the same value as the exchanged options. Eligible Stock Options with an original exercise price of between $20.00 and $39.99 per share will be exchanged on a 2:1 basis, or 2.0 Eligible Options for one New Stock Option. Eligible Stock Options with an original exercise price of between $40.00 and $79.99 per share will be exchanged on a 3:1 basis, or 3.0 Eligible Options for one New Stock Option. Eligible Stock Options with an original exercise price of between $80.00 and $149.99 per share will be exchanged on a 4:1 basis, or 4.0 Eligible Options for one New Stock Option. Eligible Stock Options with an original exercise price of greater than $150.00 per share will be exchanged on a 5:1 basis, or 5.0 Eligible Options for one New Stock Option. None of the New Stock Options will be vested on the date of grant. Instead, the New Stock Options will vest in three equal annual installments over a three-year period from the Option grant date subject to the Eligible Participant’s continued employment with or service to the Company over such vesting period.

Q9.	Can you provide examples of how the exchange ratios would work?

A9.

If you hold 20,000 Eligible Options with an exercise price of $30.00 per share, the applicable exchange ratio for those options would be 2:1 and you would receive 10,000 New Stock Options pursuant to the Exchange Program.

If you hold 12,000 Eligible Options with an exercise price of $60.00 per share, the applicable exchange ratio for those options would be 3:1 and you would receive 4,000 New Stock Options pursuant to the Exchange Program.

Q10.	Why isn’t the exchange ratio 1-to-1 for all Eligible Options?

A10.

The Exchange Program is intended to result in a value-neutral exchange of Eligible Options for New Stock Options. Because each Eligible Option is currently underwater, these stock options have less value than each New Stock Option that will be granted in the Exchange Program. Generally speaking, the more underwater a stock option is, the less value it has. As a result, in order for the Exchange Program to be value-neutral, the more underwater certain Eligible Options are, the more Eligible Options are required to be exhanged for every one New Stock Option. The specific exchange ratios for the Exchange Program vary based on the range of exercise prices for the Eligible Options and were established after careful consideration by management, the Compensation Committee of the Board and our independent compensation consultant.

Q11.	What will be the exercise price of the New Stock Options?

A11.	The exercise price of the New Stock Options will be equal to the closing price of the common stock on the Option grant date.

Q12.	My Eligible Options are already vested. Would my New Stock Options be fully vested?

A12.	No. All New Stock Options granted in the Exchange Program will be subject to the new vesting schedule regardless of whether the exchanged options have vested (whether in whole or in part).

Q13.	What would the vesting schedule be for the New Stock Options?

A13.

None of the New Stock Options granted in exchange for Eligible Options will be vested on the date of grant. The New Stock Options will vest, subject to an Eligible Participant’s continued employment with or service to the Company, in three equal annual installments over a three-year period from the Option grant date (meaning the New Stock Options will be 100% vested three years from the date of grant). As a result, Eligible Participants participating in the Exchange Program will, in effect, have to re-earn the New Stock Options through continued service for a period of three years from the Option grant date.

Q14.	Will the terms and conditions of the New Stock Option grant be the same as the exchanged stock option grant?

A14.

No. The terms and conditions of your New Stock Options will be different from your exchanged options. Your New Stock Options will have a different exercise price. The vesting schedule of your New Stock Options will be different from the vesting schedule of your exchanged options. Further, your New Stock Options will have a seven year term from the Option grant date, meaning that they will expire seven years from the Option grant date unless earlier exercised.

Your New Stock Options will be subject to the 2015 Plan, if your Eligible Options were issued under the 2006 Plan or the 2015 Plan. Your New Stock Options will be issued pursuant to an individual stock option award agreement (but not under any Stock Plan) if your Eligible Options were issued as TriV Grants. Your New Stock Options will be subject to the 2017 Inducement Plan if your Eligible Options were issued under the 2017 Inducement Plan.

The forms of stock option agreement under the 2015 Plan and the 2017 Inducement Plan are each incorporated by reference as an exhibit to the Schedule TO with which this Offer to Exchange has been filed. The form of stock option agreement to be used to issue New Stock Options in exchange for the TriV Grants is substantially the same as the form of stock option agreement under the 2015 Plan. The 2015 Plan, the 2017 Inducement Plan, and the respective forms of stock option agreements, are available on the SEC website at www.sec.gov or you may request copies of these documents without charge by contacting our Corporate Secretary by email at optionexchange@endologix.com or by telephone at (949) 595-7200.

Q15.	If I elect to participate, when would I receive my grant of New Stock Options?

A15.

Assuming that you properly tender Eligible Options in the Exchange Program, the grant of the New Stock Options will be made on the Option grant date after the expiration of the Offer and will appear in your E*TRADE account as soon as administratively practicable thereafter.

Q16.	Do I have to participate in the Exchange Program?

A16.

No. Participation in the Exchange Program is completely voluntary. If you chose not to participate, you would keep all your current outstanding stock options, including Eligible Options. No changes would be made to the terms of your current stock options if you decline to participate. You do not need to do anything if you choose to not participate in the Exchange Program.

If you are an Eligible Participant, upon commencement of the Offer, you will receive a launch email, dated August 12, 2019, announcing the Exchange Program. If you want to participate in the Exchange Program, you must complete the election process outlined below by the expiration date, which currently is expected to be 11:59 p.m., Eastern Time, on September 9, 2019, unless the Company extends the Exchange Program.. If you do not want to participate, then no action is necessary.

All Eligible Participants can access the Exchange Offer website at https://endologix.compintelligence.com and view information with respect to the Exchange Program, the Offer documents, and their Eligible Options.

Elections via the Exchange Offer Website

1.

Access the Exchange Offer website by going to https://endologix.compintelligence.com and entering your User ID and password. If this is the first time you are logging into the Exchange Offer website, you should use the User ID and password as specified in the launch email, dated August 12, 2019, announcing the Exchange Program.

2.

After logging into the Exchange Offer website, review the information and proceed through to the Election Page. You will be provided with personalized information regarding the Eligible Option grants you hold (your “Eligible Option schedule”), including the grant date and per share exercise price of each of your Eligible Option grants, the number of shares subject to each of your Eligible Option grants, the applicable exchange ratios for your Eligible Option grants, and the number of New Stock Options that would be issued in exchange for each Eligible Option grant.

3.	On the Election Page, select the appropriate box next to each of your Eligible Option grants to indicate which Eligible Option grants you choose to exchange in the Exchange Program.

4.

Proceed through the Exchange Offer website by following the instructions provided. Review your election form and confirm that you are satisfied with the information you have provided and the elections you have made on your election form. After reviewing and agreeing to the Terms of Election, including those set forth on Schedule C hereto, submit your election form.

5.

Upon submitting your election form, a Confirmation Email will be generated by the Exchange Offer website. Please print and keep a copy of the Confirmation Email for your records. At this point, you will have completed the election process.

Elections via Facsimile

The Company prefers that you submit your election form electronically via the Exchange Offer website. However, if you wish to obtain a paper election form, please email optionexchange@endologix.com or call (949) 595-7200. Properly complete the election form, and submit your election form via facsimile at (949) 385-4949, no later than the expiration date, which currently is expected to be 11:59 p.m., Eastern Time, on September 9, 2019, unless the Company extends the Exchange Program.

Elections Generally

If you elect to exchange any Eligible Option grant in the Exchange Program, you must elect to exchange all shares subject to that Eligible Option grant. If you hold more than one Eligible Option grant, however, you may choose to exchange one or more of such Eligible Option grants without having to exchange all of your Eligible Option grants. If you need an election form or other Offer documents, or of you are unable to access your Eligible Option schedule, you may contact:

Corporate Secretary

Email: optionexchange@endologix.com

Phone: (949) 595-7200

This is a one-time Offer, and the Company will strictly enforce the expiration date. The Company reserves the right to reject any option tendered for exchange that it determines is not in the appropriate form, was not delivered timely, or is incomplete or improper in any manner. Subject to the terms and conditions of the Offer, the Company will accept all properly tendered Eligible Options promptly after the expiration of the Offer.

The Company may extend the Offer. If the Company does so, the Company will issue a press release or other public announcement disclosing the extension.

Your delivery of all documents, including election forms, is at your risk. If you submit your election form via the Exchange Offer website, you should print and keep a copy of the Confirmation Email generated by the Exchange Offer website at the time you complete and submit your election form. The printed Confirmation Email will provide evidence that you submitted your election form. If you submit your election form via facsimile, the Company intends to confirm the receipt of your election form by email within two (2) U.S. business days after receiving your election form. If you do not receive a confirmation, it is your responsibility to confirm that the Company has received your election form. Note that if you submit any election form via facsimile within the last two (2) U.S. business days prior to the expiration of the Offer, it is possible that the Company may not be able to confirm receipt prior to the expiration of the Offer. Only election forms that are properly completed and actually received by the Company by the deadline via the Exchange Offer website or facsimile will be accepted. Election forms submitted by any other means (e.g., email, hand delivery, interoffice mail, U.S. mail, Federal Express, etc.) are not permitted.

(See Section 4, “Procedures for electing to exchange options,” below)

Q17.	If I choose to participate in the Exchange Program, do I have to exchange all of my Eligible Options?

A17.

No. Under the Exchange Program, you are able to exchange Eligible Options on a grant-by-grant basis. That means you may choose to exchange some eligible grants, and choose not to exchange others. However, if you elect to exchange an Eligible Option grant, you must elect to exchange all shares subject to that Eligible Option grant.

Q18.	If I choose to participate in the Exchange Program, can I partially exchange an option grant?

A18.

The Company is not accepting partial exchanges of Eligible Option grants. However, you may elect to exchange the remaining portion of any Eligible Option that you previously partially exercised. Accordingly, you may elect to exchange one or more of your Eligible Option grants, but you must elect to exchange all of the unexercised shares subject to each Eligible Option grant or none of the shares for that particular grant.

Q19.	Can I exchange shares of the common stock that I acquired upon exercise of stock options issued to me by the Company?

A19.

No. The Exchange Program only applies to outstanding stock options of the Company that are Eligible Options under the Exchange Program. You would not be able to exchange shares of the Company’s stock that you own outright (whether you acquired them upon the exercise of stock options, upon settlement of restricted stock units, through open market purchases, or otherwise).

Q20.	Will I be required to give up all my rights under the exchanged stock options?

A20.

Yes. On the expiration date of the Exchange Program, the Eligible Option you surrender in exchange for New Stock Options (which the Company has accepted) will be cancelled and you will no longer have any rights under those surrendered stock options. The Company intends to cancel all exchanged options following the expiration of the Offer on the date that is one U.S. calendar day after the expiration date. This date is referred to as the cancellation date. The Company expects that the cancellation date will be September 10, 2019.

Q21.	During what period of time may I withdraw options that I previously elected to exchange?

A21.

You may withdraw any Eligible Options that you previously elected to exchange at any time before the Exchange Program expires. If the Company extends the Exchange Program, you may withdraw any Eligible Options that you previously elected to exchange at any time before the extended expiration date for the Exchange Program.

Q22.	What if I elect to participate and then I subsequently leave the Company before the Exchange Program ends?

A22.

If you elect to participate in the Exchange Program and your employment ends for any reason before you receive the grant of a New Stock Option, your exchange election will be cancelled and you would not receive the grant of a New Stock Option. If this occurs, no changes would be made to the terms of your Eligible Options and such stock options would be treated as if you had declined to participate in the Exchange Program.

Q23.	What if I elect to participate and then I subsequently leave the Company after the New Stock Options are granted?

A23.

If you elect to participate in the Exchange Program and your employment ends for any reason after you receive the grant of a New Stock Option, your exchange election would have been processed and your New Stock Option grant will have new terms and conditions that would apply. If your employment ends prior to the three year anniversary of the Option grant date, then your New Stock Options would be forfeited as to those portions that have not vested.

Q24.	Would I owe taxes if I participate in the Exchange Program?

A24.

Generally, the exchange of Eligible Options should be treated as a non-taxable exchange and no income tax should be recognized upon the grant of the New Stock Options for U.S. federal income tax purposes. There may, however, be income tax payable upon the vesting and settlement of your New Stock Options. It is recommended that you consult with your own tax accountant or financial advisor for additional information about your personal tax situation.

If you are a citizen or a tax resident of, or otherwise are subject to the tax laws of, more than one country (including any country outside of the U.S.), you should be aware that there may be additional or different tax consequences that apply to you. It is recommended that you consult with your own tax accountant or financial advisor in your own country for additional information about how the tax or other laws in your own country apply to your specific situation.

Q25.	Will the Company recommend that employees participate in the Exchange Program?

A25.	No. The Company is not making any recommendation as to whether or not you should participate in the Exchange Program.

The Exchange Program does carry risk (see “Risks of Participating in the Exchange Program” beginning on page 16 for information regarding some of these risks), and there are no guarantees regarding whether you ultimately would receive greater value from your Eligible Options or from the New Stock Options you will receive in exchange. You must make your own decision as to whether to participate in the Exchange Program with respect to some, all or none of your Eligible Options.

Q26.	How do I know if I should exchange my Eligible Options?

A26.

You should carefully consider all of the facts and circumstances regarding whether to exchange your Eligible Options in the Exchange Program. It is recommended that you consult with your own tax accountant or financial advisor for information about the potential financial impact on you of participating (or not participating) in the Exchange Program.

Q27.	Why is the Company making the Offer?

A27.

The Company believes that the Exchange Program will foster retention of valuable employees and non-employee directors of the Company and its subsidiaries, provide meaningful incentives to them, and better align the interests of employees and non-employee directors with the interests of the Company’s stockholders.

Equity awards have been, and continue to be, a key part of the Company’s incentive compensation and retention program. The Company believes that to achieve its strategic objectives, it needs to maintain competitive compensation and incentive programs. The Company issued the currently outstanding options to attract and retain employees and non-employee directors, and to provide incentives to create long-term value for stockholders.

During the past several years, the Company has experienced a material decline in the trading price of its common stock. The Company believes its stock price decline has been the result of various market forces and other factors, many of which are outside of its control, including increased competition within its industry, the delay in obtaining regulatory approvals for new products, the suspension of regulatory approval for certain commercial products, the Company’s financial position including increased pressure on its revenue margins and liquidity position, the complexity of the Company’s capitalization structure and current level of indebtedness and the impact of litigation and regulatory matters. To provide some context for the extent of this stock price decline, the closing price of the common stock has fallen from $188.50 per share in December 2013 to a low of $5.20 per share in February 2019.

As a result of this trading price dynamic, a significant majority of the Company’s outstanding options have exercise prices that exceed, in most cases significantly, the recent trading prices of the common stock. For example, as of June 14, 2019, approximately 63% of the outstanding stock options held by Eligible Participants were underwater and 59% have exercise prices of $20.00 per share or higher. Of the Eligible Options, approximately 93% were granted 12 months or more prior to the date of commencement of the Exchange Program, which is August 12, 2019.

These stock options have become less effective in retaining and motivating the Company’s employees and non-employee directors, who may view their underwater options as having lesser value due to the difference between the per share exercise price and the current trading price of the common stock. At the same time, the labor market remains extremely competitive. The failure to address the underwater option issue in the near to medium term could make it more difficult for the Company to retain its employees and non-employee directors. If the Company cannot retain these individuals, its business, results of operations and future stock price could be adversely affected.

The Board previously approved the Exchange Program, and the Company’s stockholders approved the Exchange Program at the Company’s 2019 annual meeting of stockholders held on August 5, 2019.

(See Section 3, “Purposes of the Offer,” below)

Q28.	Are there circumstances under which I would not be granted New Stock Options?

A28.

Yes. If, for any reason, you no longer are an employee or non-employee director of the Company on the Option grant date, you will not receive any New Stock Options. Instead, you will keep your current Eligible Options and those options will vest and expire in accordance with their original terms.

Except as provided by applicable law and/or any employment or other service agreement between you and the Company or its subsidiaries, your employment or other service with the Company or its subsidiaries will remain “at-will” regardless of your participation in the Exchange Program and can be terminated by you or your employer at any time with or without cause or notice.

Moreover, even if the Company accepts your Eligible Options, the Company will not grant New Stock Options to you if the Company is prohibited from doing so by applicable laws. For example, the Company could become prohibited from granting New Stock Options as a result of changes in SEC or NASDAQ rules. The Company does not anticipate any such prohibitions at this time.

In addition, if you hold a stock option that expires after the start of, but before the cancellation of, the Exchange Program, that particular stock option is not eligible for exchange in the Exchange Program. As a result, if you hold stock options that expire before the currently scheduled cancellation date or, if the

Company extends the Offer such that the cancellation date is a later date and you hold stock options that expire before the rescheduled cancellation date, those stock options will not be eligible for exchange and such stock options will continue to be governed by their original terms.

Q29.	Do I have to pay for my New Stock Options?

A29.

No. You do not have to make any cash payment to the Company to receive your New Stock Options. However, to the extent that the Company (or any of its subsidiaries or other affiliates, as applicable) has a tax withholding obligation at the time of issuance of the shares underlying the New Stock Options after the New Stock Options vest and are settled, the tax withholding obligations will be satisfied in the manner specified in the applicable stock option agreement.

Q30.	What happens if I have an Eligible Option grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

A30.

If you have an Eligible Option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an Eligible Participant beneficially owns a portion of that Eligible Option grant, you may accept the Offer only with respect to the portion of the Eligible Option grant beneficially owned by you. Any portion beneficially owned by a person who is not an Eligible Participant may not be exchanged in the Offer (even if legal title to that portion of the award is held by you and you are an Eligible Participant).

For example, if you are an Eligible Participant and you hold an Eligible Option grant covering 3,000 shares that is subject to a domestic relations order, 1,000 of which are beneficially owned by your former spouse, and you have exercised 600 of the remaining 2,000 shares not beneficially owned by your former spouse, then you may elect to exchange the 1,400 shares that remain outstanding subject to the Eligible Option grant that are not beneficially owned by your former spouse, or you may elect not to participate in the Exchange Program at all with respect to this Eligible Option grant.

Q31.	When will my exchanged options be cancelled?

A31.

Your exchanged options will be cancelled following the expiration of the Offer on the date that is one U.S. calendar day after the expiration date. This date is referred to as the cancellation date. The Company expects that the cancellation date will be September 10, 2019, unless the Offer period is extended.

Q32.	Once my exchanged options are cancelled pursuant to the Exchange Program, is there anything I must do to receive the New Stock Options?

A32.

Once your exchanged Eligible Options have been cancelled, you must execute a stock option agreement. In order to receive the shares covered by the New Stock Option grant, you will also need to remain an employee of the Company or its subsidiaries through the applicable vesting date.

Q33.	Do I need to exercise my New Stock Options in order to receive shares?

A33.

Yes. You will need to exercise your New Stock Options in accordance with the terms of the applicable stock option agreement in order to receive shares. New Stock Options that do not vest will be forfeited to the Company.

Q34.	What happens to my options if I choose not to participate or if my options are not accepted for exchange?

A34.

If you choose not to participate in the Exchange Program, or if your Eligible Options are not accepted for exchange, your stock options will (a) remain outstanding until they are exercised or cancelled, or they expire on their existing terms, (b) retain their current exercise price, (c) retain their current vesting schedule, and (d) be subject to all of the other terms and conditions as set forth in the relevant stock option agreement.

Q35.	How does the Company determine whether an option has been properly tendered?

A35.

The Company will determine, in its sole discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any Eligible Options. The Company’s determination of these matters will be given the maximum deference permitted by law. The Company reserves the right to reject any election of any stock option tendered for exchange that the Company determines is not in an appropriate form or that the Company determines is improper to accept. The Company will accept all properly tendered options that are not validly withdrawn, subject to the terms of the Offer. No tender of stock options will be deemed to have been made properly until all defects or irregularities have been cured or waived by the Company. The Company has no obligation to give notice of any defects or irregularities in any election and the Company will not incur any liability for failure to give any such notice.

Q36.	What if the Company is acquired by another company?

A36.

Although the Company currently is not anticipating a merger or acquisition, if the Company merges or consolidates with or is acquired by another entity prior to the expiration of the Offer, you may choose to withdraw any stock options that you tendered for exchange and your options will be treated in accordance with the Stock Plan under which they were granted and the relevant stock option agreements. Further, if the Company is acquired prior to the expiration of the Offer, the Company reserves the right to withdraw the Offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your stock option agreement and you will receive no New Stock Options in exchange for them.

If, after the Offer, the Company subsequently is acquired by or merges with another company, your exchanged options might have been worth more than the New Stock Options that you receive in exchange for them.

A transaction involving the Company, such as a merger or other acquisition, could have a substantial effect on the Company’s stock price, including significantly increasing the price of the common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the Exchange Program may receive less of a benefit from the appreciation in the price of the common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in the Exchange Program and retained their Eligible Options.

Further, if another company acquires the Company, that company, as part of the transaction or otherwise, may decide to terminate some or all of the employees of the Company or its subsidiaries before the completion of the Exchange Program. Termination of your employment or other service for this or any other reason before the Option grant date means that the tender of your Eligible Options will not be accepted, you will keep your tendered options in accordance with their original terms, and you will not receive any New Stock Options or other benefit for your tendered options.

If the Company is acquired after your tendered options have been accepted, cancelled, and exchanged for New Stock Options, your New Stock Options will be treated in the acquisition transaction in accordance with the terms of the transaction agreement and your new stock option agreement.

Q37.	Will I receive a stock option agreement?

A37.

Yes. All New Stock Options will be subject to a stock option agreement between you and the Company, as well as to the terms and conditions of the 2015 Plan or 2017 Inducement Plan, as applicable. The forms of stock option agreement under the 2015 Plan and the 2017 Inducement Plan are each incorporated by reference as an exhibit to the Schedule TO with which this Offer to Exchange has been filed. The form of stock option agreement to be used to issue New Stock Options in exchange for the TriV Grants is substantially the same as the form of stock option agreement under the 2015 Plan.

Q38.	Will my New Stock Options be incentive stock options or nonstatutory stock options for U.S. tax purposes?

A38.	Regardless of whether you exchange Eligible Options that were initially granted as incentive stock options or nonstatutory stock options, the New Stock Options will be issued as nonstatutory options.

See “Risks Related to the Tax Implications of the Exchange Offer” beginning on page 17 for a discussion of tax-related risks you should consider before participating in the Exchange Program.

Q39.	Are there any conditions to the Offer?

A39.

Yes. The completion of the Offer is subject to a number of customary conditions that are described in Section 7 of this Offer to Exchange. If any of these conditions is not satisfied, the Company will not be obligated to accept and exchange properly tendered Eligible Options, though the Company may do so at its discretion.

Q40.	May I change my mind about which options I want to exchange?

A40.

Yes, but only before the Offer expires. You may change your mind after you have submitted an election form and change the Eligible Options you elect to exchange at any time before the expiration date by completing and submitting a new election form via the Exchange Offer website or facsimile. If the Company extends the expiration date, you may change your election at any time until the extended Offer expires. You may elect to exchange on a grant by grant basis additional Eligible Options, fewer Eligible Options, all of your Eligible Options or none of your Eligible Options. You may change your mind as many times as you wish, but you will be bound by the last properly and timely submitted election form the Company receives prior to the expiration date. Please be sure that any new election form you submit includes all of the Eligible Options with respect to which you want to accept the Offer.

Q41.	How do I change my election and add or withdraw some or all of my Eligible Option grants?

A41.

To change an election you previously made with respect to some or all of your Eligible Option grants, including an election to withdraw all of your Eligible Option grants from the Offer, you must deliver a valid new election form indicating only the Eligible Option grants you wish to exchange in the Exchange Program or a valid new election form indicating that you reject the Offer with respect to all of your Eligible Options, by completing the election process outlined below by the expiration date, currently expected to be 11:59 p.m., Eastern Time, on September 9, 2019.

All Eligible Participants can access the Exchange Offer website at https://endologix.compintelligence.com and view information with respect to the Exchange Program, the Offer documents, and their Eligible Options.

Election Changes and Withdrawals via the Exchange Offer Website

1.	Access the Exchange Offer website by going to https://endologix.compintelligence.com and enter your User ID and password.

2.

After logging into the Exchange Offer website, review the information and proceed through to the Election Page. You will be provided with your Eligible Option schedule containing personalized information regarding the Eligible Option grants you hold.

3.

On the Election Page, select the appropriate box next to your previously-selected Eligible Option grants to indicate those Eligible Option grants that you do not want to exchange in the Exchange Program.

4.

Proceed through the Exchange Offer website by following the instructions provided. Review your election form and confirm that you are satisfied with the information you have provided and the elections you have made on your election form. After reviewing and agreeing to the Terms and Conditions, including those set forth on Schedule C hereto, submit your election form.

5.

Upon submitting your election form, a Confirmation Email will be generated by the Exchange Offer website. Please print and keep a copy of the Confirmation Email for your records. At this point, you will have completed the process for changing your previous election or withdrawing from participation in the Exchange Program.

Election Changes and Withdrawals via Facsimile

The Company prefers that you submit your election form electronically via the Exchange Offer website. However, if you wish to obtain a paper election form, please email optionexchange@endologix.com or call (949) 595-7200. Properly complete the election form, and submit your election form via facsimile at (949) 385-4949, no later than the expiration date, which currently is expected to be 11:59 p.m., Eastern Time, on September 9, 2019, unless the Company extends the Exchange Program.

Your delivery of all documents, including election forms, is at your own risk. Only election forms that are complete and actually received by the deadline via the Exchange Offer website or facsimile will be accepted. If you do not receive a confirmation, it is your responsibility to confirm that the Company has received your election form. Election forms submitted by any other means, including email, hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. If you submit your election form via the Exchange Offer website, you should print and keep a copy of the Confirmation Email generated by the Exchange Offer website at the time that you complete and submit your election form. The printed Confirmation Email will provide evidence that you submitted your election form. If you submit your election form via facsimile, the Company intends to confirm the receipt of your election form by email within two (2) U.S. business days after receiving your election form. Note that if you submit any election form by facsimile within the last two (2) U.S. business days prior to the expiration of the Offer, time constraints may prevent the Company from providing confirmation by email prior to the expiration of the Offer. (See Section 5, “Withdrawal rights and change of election,” below).

Q42.	What if I withdraw my election and then decide that I do want to participate in the Exchange Program?

A42.

If you have withdrawn your election to participate and then again decide to participate in the Exchange Program, you may reelect to participate by submitting a new, properly completed election form via the Exchange Offer website or facsimile before the expiration date.

Q43.	Will my decision to participate in the Exchange Program have an impact on my ability to receive options or other equity awards in the future?

A43.

No. Your election to participate or not participate in the Exchange Program will not have any effect on the Company’s future grants of stock options, restricted stock units or other equity awards to you or any other person.

Q44.	Whom may I contact if I have questions about the Exchange Program, or if I need additional copies of the Offer documents?

A44.	You should direct questions about the Exchange Program and requests for printed copies of this Offer to Exchange and the other Offer documents to:

Corporate Secretary

Email: optionexchange@endologix.com

Phone: (949) 595-7200

RISKS OF PARTICIPATING IN THE EXCHANGE PROGRAM

Participating in the Exchange Program involves a number of risks and uncertainties, including those described below. The list of risk factors set forth below, as well as the risk factors under the heading “Risk Factors” in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2019 and Annual Report on Form 10-K for the fiscal year ended December 31, 2018, each filed with the SEC, highlight some of the material risks associated with participating in this Exchange Program and investing in our common stock. You should consider these risks carefully and are encouraged to speak with an investment and tax adviser as necessary before deciding whether or not to participate in the Offer.

This Offer to Exchange, as well as our SEC reports referred to above, include “forward-looking statements” including statements regarding our future results of operations and financial position, business strategy and plans, and our objectives for future operations. Generally, the words “believe,” “may,” “will,” “potentially,” “estimate,” “continue,” “anticipate,” “could,” “would,” “should,” “project,” “plan,” “intend,” “expect,” “forecast,” “target,” the plural of such terms, the negatives of such terms, or other comparable terminology and similar expressions identify forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements as a result of a number of factors, risks and uncertainties, including the risk factors set forth in this discussion and our SEC reports referred to above. The safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to forward-looking statements made by us in connection with this Exchange Offer. We caution you not to place undue reliance on the forward-looking statements contained in this Offer to Exchange, which speak only as of the date hereof.

The following discussion should be read in conjunction with the summary financial statements attached as Schedule B, as well as our financial statements and the related notes included in our SEC reports referred to above.

Risks that are Specific to the Offer

Risks Related to the Value of the New Stock Options

If the price of our common stock increases after the date on which your exchanged options are cancelled, your cancelled options might be worth more than the New Stock Options that you receive in exchange for them.

The exchange ratios of the Exchange Program are not one-for-one with respect to exchanged options. Therefore, it is possible that, at some point in the future, the aggregate value of your Eligible Options would have been economically more valuable than the aggregate value of the New Stock Options granted pursuant to the Exchange Program.

If, after the Exchange Program, we subsequently are acquired by or merge with another company, your cancelled options might have been worth more than the New Stock Options that you receive in exchange for them.

Although we currently are not anticipating a merger or acquisition, a transaction involving us could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the Exchange Program might receive less of a benefit from the appreciation in the price of our common stock resulting from the merger or acquisition than they would have received had they not participated. This could result in a greater financial benefit for those option holders who did not participate in the Exchange Program and instead had retained their Eligible Options.

Furthermore, a transaction involving us, such as a merger or other acquisition, could result in a reduction in our workforce. If your employment or other service with us or our subsidiaries terminates before part, or all, of your New Stock Options vest, you will not receive any value from the unvested portion of your New Stock Options.

Your New Stock Options will be completely unvested on the Option grant date.

The New Stock Options will vest in three equal annual installments over the three year period from the Option grant date and therefore, none of the New Stock Options will be vested on the Option grant date even if your exchanged options are fully or partially vested. If you do not remain an employee of, or provide continuous service to, the Company or its subsidiaries through the date your New Stock Options vest, you will not receive the shares subject to those New Stock Options. Instead, your New Stock Options will expire consistent with the terms of the relevant stock option agreements. As a result, you may not receive any value from your New Stock Options.

The New Stock Options could become underwater after they are granted.

The New Stock Options will have an exercise price per share equal to the closing price of our common stock on NASDAQ on the Option grant date. If the trading price of our common stock decreases after the Option grant date, the exercise price of your New Stock Options will be greater than the trading price of our common stock, and you will not be able to realize any gain from the exercise of your New Stock Options. The trading price of our common stock has been volatile and there can be no assurances regarding the future price of our common stock or that the trading price of our common stock will increase after the Option grant date.

Risks Related to the Tax Implications of the Exchange Offer

Except for Eligible Options that are incentive stock options, the U.S. income tax effects of New Stock Options are generally similar to the U.S. tax treatment of your Eligible Options.

If you participate in the Exchange Program, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange or on the Option grant date. However you generally will have taxable ordinary income when you exercise your New Stock Options, at which time, if you are an employee of the Company or its subsidiaries, the Company also will have a tax withholding obligation, which will be satisfied in the manner specified in the stock option agreement relating to your New Stock Options. Subject to certain exceptions, you will also have taxable capital gains when you sell the shares underlying the New Stock Options.

One important exception is if your Eligible Options are incentive stock options. Such Eligible Options may be adversely affected by this Offer if it remains open for 30 days or more and you elect not to participate in the Exchange Program. Another important exception is if your Eligible Options are incentive stock options and you participate in the Exchange Program, because your New Stock Options are not intended to qualify as incentive stock options and will be treated as nonstatutory stock options. Under certain circumstances, incentive stock options may be more beneficial to you than nonstatutory stock options. Additional information regarding the beneficial tax treatment of incentive stock options and tax withholding is described in the stock option agreements incorporated by reference as exhibits to the Schedule TO with which this Offer to Exchange has been filed.

Please see Sections 14 and 15 of the Offer to Exchange for a reminder of the general tax consequences associated with nonstatutory stock options and incentive stock options.

Please note that, depending on where you live, state income taxes also may apply to you and we may have tax withholding obligations with respect to such taxes. It is recommended that you consult with your own tax accountant or financial advisor to discuss these consequences.

If you are a tax resident of a foreign country, there may be tax consequences of that country that may apply to you.

If you are a citizen or a tax resident of, or otherwise are subject to the tax laws of, more than one country (including any country outside of the U.S.), you should be aware that there may be additional or different tax consequences that apply to you. It is recommended that you consult with your own tax accountant or financial advisor in your own country for additional information about how the tax or other laws in your own country apply to your specific situation.

Risks Relating to Our Business and Our Common Stock

You should carefully review the risk factors contained under the heading “Risk Factors” in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2019 and our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as well as the other documents we file with the SEC, before making a decision regarding whether to participate or not participate in the Exchange Offer. You may access these filings electronically at the SEC’s website at www.sec.gov or on our corporate website at www.endologix.com. However, the information set forth on our website does not constitute a part of, and is not incorporated by reference into, this Offer to Exchange or any other Offering document. See Section 18, “Additional information,” for more information regarding reports and other information we file with the SEC.

THE OFFER

1. Eligibility

An “Eligible Participant” refers to (1) an employee (including executive officers) of the Company or any of its subsidiaries that remains an employee of the Company or any of its subsidiaries through the Option grant date and (2) non-employee directors serving on the Board through the Option grant date. The Company’s directors and executive officers are listed on Schedule A to this Offer to Exchange.

If you do not satisfy all of the requirements of an Eligible Participant, including remaining employed by or otherwise in continuous service with the Company or its subsidiaries, from the commencement of the Offer through the Option grant date, you will keep your current Eligible Options and they will vest and expire in accordance with their existing terms. If the Company does not extend the Offer, the Option grant date will be shortly after the expiration of the Offer. Except as provided by applicable law and/or any employment agreement or other service agreement between you and the Company or its subsidiaries, your employment or other service with the Company or its subsidiaries will remain “at-will” and can be terminated by you or the Company or its subsidiaries at any time, with or without cause or notice. In order to vest in all of your New Stock Options you must remain an employee of the Company or its subsidiaries through the three-year anniversary of the Option grant date.

2. Number	of New Stock Options; expiration date

Subject to the terms and conditions of the Offer, the Company will accept for exchange options (i) granted with a per share exercise price equal to $20.00 or greater, whether vested or unvested, under the 2006 Plan, the 2015 Plan, the TriV Grants or the 2017 Inducement Plan, as applicable, (ii) held by Eligible Participants, (iii) that are outstanding and unexercised as of the expiration date of the Exchange Program, and (iv) that are properly and timely elected to be exchanged, and are not validly withdrawn before the expiration date of the Exchange Program. In order to be eligible, options must be outstanding on the expiration date of the Exchange Program. For example, if a particular option grant expires during the Offering period, that option grant is not eligible for exchange.

Any stock options that have a per share exercise price below $20.00 are not Eligible Options and therefore are not eligible to be exchanged in the Exchange Program.

Participation in the Exchange Program is completely voluntary. You may decide whether or not you wish to exchange your Eligible Option grants. If you hold more than one Eligible Option grant, however, you may choose to exchange one or more of such Eligible Option grants without having to exchange all of your Eligible Option grants. If you elect to participate in the Exchange Program, you must exchange all of the shares subject to any particular Eligible Option grant that you choose to exchange. Except as specifically noted otherwise, the Company is not accepting partial tenders of Eligible Option grants. If you elect to participate in the Exchange Program with respect to any partially exercised Eligible Option grant, you must exchange the entire remaining unexercised and outstanding portion of such option grant.

For example, if you hold (1) an Eligible Option grant to purchase 1,000 shares, 700 of which you have already exercised, (2) an Eligible Option grant to purchase 1,000 shares, and (3) an Eligible Option grant to purchase 3,000 shares, you may choose to exchange all three Eligible Option grants, or any two of the three Eligible Option grants, or any one of the three Eligible Option grants, or none at all. You may not elect to exchange a partial amount under any Eligible Option grant (such as an election to exchange only 150 shares of the remaining 300 shares under the first Eligible Option grant, in the example above).

However, if you have an Eligible Option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an Eligible Participant beneficially owns a portion of that Eligible Option grant, you may accept the Offer only with respect to the portion of the Eligible Option grant beneficially owned by you. Any portion beneficially owned by a person who is not an Eligible Participant may not be exchanged in the Exchange Program (even if legal title to that portion of the award is held by you and you are an Eligible Participant).

For example, if you are an Eligible Participant and you hold an Eligible Option grant covering 3,000 shares that is subject to a domestic relations order, 1,000 of which are beneficially owned by your former spouse, and you have exercised 600 of the remaining 2,000 shares not beneficially owned by your former spouse, then you may elect to exchange the 1,400 shares that remain outstanding subject to the Eligible Option grant that are not beneficially owned by your former spouse, or you may elect not to participate in the Exchange Program at all with respect to this Eligible Option grant.

All Eligible Participants who properly tender Eligible Options pursuant to the Exchange Program will receive New Stock Options. A New Stock Option is a right to purchase a share of the common stock at a set price (also known as the exercise price) for a specified period of time provided that certain vesting criteria are satisfied. You do not have to make any cash payment to the Company to receive your New Stock Options. However, to the extent that the Company (or its subsidiaries or other affiliates, as applicable) have a tax withholding obligation in connection with the vesting and settlement of the New Stock Options and issuance of shares thereunder or otherwise, the tax withholding obligations will be satisfied in the manner specified in the stock option agreement. Subject to certain exceptions, you will also have taxable capital gains when you sell the shares underlying the New Stock Options.

Exchange Ratios

Under the Exchange Program, Eligible Options may be surrendered for a grant of a lesser number of New Stock Options with a lower exercise price that have approximately the same value as the exchanged options. Accordingly, the exchange ratios selected for the Exchange Program are intended to be value-neutral. Eligible Stock Options with an original exercise price of between $20.00 and $39.99 per share will be exchanged on a 2:1 basis, or 2.0 Eligible Options for one New Stock Option. Eligible Stock Options with an original exercise price of between $40.00 and $79.99 per share will be exchanged on a 3:1 basis, or 3.0 Eligible Options for one New Stock Option. Eligible Stock Options with an original exercise price of between $80.00 and $149.99 per share will be exchanged on a 4:1 basis, or 4.0 Eligible Options for one New Stock Option. Eligible Stock Options with an original exercise price of greater than $150.00 per share will be exchanged on a 5:1 basis, or 5.0 Eligible Options for one New Stock Option. Your Eligible Options that are cancelled pursuant to the Exchange Program will be exchanged for a lesser number of New Stock Options based on the applicable exchange ratio.

Please refer to the grant information in your Eligible Option schedule available via the Exchange Offer website that lists your Eligible Option grants, the grant date and per share exercise price of each of your Eligible Option grants, the number of shares subject to each of your Eligible Option grants, the number of vested shares subject to each of your Eligible Option grants, and the number of New Stock Options that would be issued in exchange for each Eligible Option grant.

If you are unable to access your Eligible Option schedule, you may contact:

Corporate Secretary

Email: optionexchange@endologix.com

Phone: (949) 595-7200

For purposes of the Offer, including the exchange ratios, the term “option” generally refers to an option to purchase one share of the common stock. For purposes of applying the exchange ratios, fractional New Stock Options will be rounded up to the nearest whole New Stock Option on a grant-by-grant basis.

Your New Stock Options will be subject to the 2015 Plan if your Eligible Options were issued under the 2006 Plan or the 2015 Plan. Your New Stock Options will be issued pursuant to an individual stock option award agreement (but not under any Stock Plan) if your Eligible Options were issued as TriV Grants. Your New Stock Options will be subject to the 2017 Inducement Plan if your Eligible Options were issued under the 2017 Inducement Plan.

The forms of stock option agreement under the 2015 Plan and the 2017 Inducement Plan are each incorporated by reference as an exhibit to the Schedule TO with which this Offer to Exchange has been filed. The form of stock option agreement to be used to issue New Stock Options in exchange for the TriV Grants is substantially the same as the form of stock option agreement under the 2015 Plan. The 2015 Plan, the 2017 Inducement Plan, and the respective forms of stock option agreements, are available on the SEC website at www.sec.gov or you may request copies of these documents without charge by contacting our Corporate Secretary by email at optionexchange@endologix.com or by telephone at (949) 595-7200.

The expiration date for the Offer will be 11:59 p.m., Eastern Time, on September 9, 2019, unless the Company extends the Exchange Program. The Company may, in its discretion, extend the Offer, in which event the expiration date will refer to the latest time and date at which the extended Offer expires. See Section 16 of this Offer to Exchange for a description of the Company’s rights to extend, terminate and amend the Offer.

3. Purposes	of the Offer.

The primary purpose of the Offer is to foster retention of valuable employees and non-employee directors of the Company and its subsidiaries, provide meaningful incentives to them, and better align the interests of employees and non-employee directors with the interests of the Company’s stockholders.

Equity awards have been, and continue to be, a key part of the Company’s incentive compensation and retention program. The Company believes that to achieve its strategic objectives, it needs to maintain competitive compensation and incentive programs. The Company issued the currently outstanding options to attract and retain employees and non-employee directors, and to provide incentives to create long-term value for stockholders.

During the past several years, the Company has experienced a material decline in the trading price of its common stock. The Company believes its stock price decline has been the result of various market forces and other factors, many of which are outside of its control, including increased competition within its industry, the delay in obtaining regulatory approvals for new products, the suspension of regulatory approval for certain commercial products, the Company’s financial position including increased pressure on its revenue margins and liquidity position, the complexity of the Company’s capitalization structure and current level of indebtedness and the impact of litigation and regulatory matters. To provide some context for the extent of this stock price decline, the closing price of the common stock has fallen from $188.50 per share in December 2013 to a low of $5.20 per share in February 2019.

As a result of this trading price dynamic, a significant majority of the Company’s outstanding options have exercise prices that exceed, in most cases significantly, the recent trading prices of the common stock. For example, as of June 14, 2019, approximately 63% of the outstanding stock options held by Eligible Participants were underwater and 59% have exercise prices of $20.00 per share or higher. Of the Eligible Options, approximately 93% were granted 12 months or more prior to the date of commencement of the Exchange Program, which is August 12, 2019.

These stock options have become less effective in retaining and motivating the Company’s employees and non-employee directors, who may view their underwater options as having lesser value due to the difference between the per share exercise price and the current trading price of the common stock. At the same time, the labor market remains extremely competitive. The failure to address the underwater option issue in the near to medium term could make it more difficult for the Company to retain its employees and non-employee directors. If the Company cannot retain these individuals, its business, results of operations and future stock price could be adversely affected.

The Board previously approved the Exchange Program, and the Company’s stockholders approved the Exchange Program at the Company’s 2019 annual meeting of stockholders held on August 5, 2019.

Except as otherwise disclosed in this Offer to Exchange or in the Company’s SEC filings, the Company presently has no plans, proposals, or active negotiations that relate to or would result in:

•	Any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company;

•	Any purchase, sale or transfer of a material amount of the Company’s assets;

•	Any material change in the Company’s present dividend rate or policy, or its indebtedness or capitalization;

•

Any change in the Company’s present Board or management, including, but not limited to, any plans or proposals to change the number or term of directors or to fill any existing Board vacancies or to change any executive officer’s material terms of employment;

•	Any other material change in the Company’s corporate structure or business;

•	The common stock being delisted from NASDAQ or not being authorized for quotation in an automated quotation system operated by a national securities association;

•	The common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•	The suspension of the Company’s obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	The acquisition by any person of an additional amount of the Company’s securities or the disposition of an amount of any of the Company’s securities; or

•	Any change in the Company’s certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of the Company by any person.

Neither the Company nor the Board makes any recommendation as to whether or not you should participate in the Offer, nor has the Company authorized any person to make any such recommendation. You should carefully consider all of the facts and circumstances regarding whether to exchange your Eligible Options in the Exchange Program. It is recommended that you consult with your own tax accountant or financial advisor for information about the potential financial impact on you of participating (or not participating) in the Exchange Program.

4. Procedures	for electing to exchange options.

Proper election to exchange options.

Participation in this Exchange Program is voluntary. If you are an Eligible Participant, upon the commencement of the Offer, you will receive a launch email, dated August 12, 2019, announcing the Exchange Program. If you want to participate in the Exchange Program, you must complete the election process outlined below by the expiration date, currently expected to be 11:59 p.m., Eastern Time, on September 9, 2019.

All Eligible Participants can access the Exchange Offer website, https://endologix.compintelligence.com, and view information with respect to the Exchange Program, the Offer documents, and their Eligible Options.

Elections via the Exchange Offer Website

1.    Access the Exchange Offer website by going to https://endologix.compintelligence.com and enter your User ID and password. If this is the first time you are logging into the Exchange Offer website, you should use the User ID and password as specified in the launch email, dated August 12, 2019, announcing the Exchange Program.

2.    After logging into the Exchange Offer website, review the information and proceed through to the Election Page. You will be provided with personalized information regarding the Eligible Option grants you hold (your “Eligible Option schedule”), including the grant date and per share exercise price of each of your Eligible Option grants, the number of shares subject to each of your Eligible Option grants, the number of vested shares subject to each of your Eligible Option grants, and the number of New Stock Options that would be issued in exchange for each Eligible Option grant.

3.    On the Election Page, select the appropriate box next to each of your Eligible Option grants to indicate which Eligible Option grants you choose to exchange in the Exchange Program.

4.    Proceed through the Exchange Offer website by following the instructions provided. Review your election form and confirm that you are satisfied with the information you have provided and the elections you have made on your election form. After reviewing and agreeing to the Terms of Election, including those set forth on Schedule C hereto, submit your election form.

5.    Upon submitting your election form, a Confirmation Email will be generated by the Exchange Offer website. Please print and keep a copy of the Confirmation Email for your records. At this point, you will have completed the election process.

Elections via Facsimile

The Company prefers that you submit your election form electronically via the Exchange Offer website. However, if you wish to obtain a paper election form, please email optionexchange@endologix.com or call (949) 595-7200. Properly complete the election form, and submit your election form via facsimile at (949) 385-4949, no later than the expiration date, which currently is expected to be 11:59 p.m., Eastern Time, on September 9, 2019, unless the Company extends the Exchange Program.

If you participate in the Exchange Program, you can decide which of your Eligible Option grants you wish to exchange. Personalized information regarding your outstanding Eligible Option grants will be provided in your Eligible Option schedule on the Exchange Offer website. The Eligible Option schedule will list your Eligible Option grants, the grant date and per share exercise price of each of your Eligible Option grants, the number of shares subject to each of your Eligible Option grants, the number of vested shares subject to each of your Eligible Option grants, and the number of New Stock Options that would be issued in exchange for each Eligible Option grants. If you are unable to access your Eligible Option schedule, you may contact:

Corporate Secretary

Email: optionexchange@endologix.com

Phone: (949) 595-7200

Your election to participate becomes irrevocable after 11:59 p.m., Eastern Time, on September 9, 2019, unless the Offer is extended past that time, in which case your election will become irrevocable after the new expiration date. Although the Company intends to accept all validly tendered options promptly after the expiration of the Offer, due to certain requirements under U.S. securities laws, if the Company has not accepted your options by 11:59 p.m., Eastern Time, on October 8, 2019 (which is the 40th U.S. business day following the commencement of the Offer), you may withdraw your options at any time thereafter but prior to acceptance by the Company.

You may change your mind after you have submitted an election form and withdraw from the Offer at any time before the expiration date, as described in Section 5 of this Offer to Exchange. You may change your mind as many times as you wish, but you will be bound by the last properly and timely submitted election form the Company receives before the expiration date. You also may change your mind about which of your Eligible Option grants you wish to have exchanged. If you wish to include more or fewer Eligible Option grants in your election, you must complete and submit a new election form before the expiration date by following the procedures described in Section 5 of this Offer to Exchange. This new election form must be properly completed, signed (electronically or otherwise) and dated after any prior election forms you have submitted and must list all Eligible Option grants you wish to exchange. Any prior election form will be disregarded. If you wish to withdraw some or all of the Eligible Option grants you elected for exchange, you may do so at any time before the expiration date by following the procedures described in Section 5 of this Offer to Exchange.

Your delivery of all documents, including election forms, is at your risk. Only election forms that are properly completed and actually received by the Company by the deadline via the Exchange Offer website or facsimile will be accepted. Election forms submitted by any other means (e.g., email, hand delivery, interoffice mail, U.S. mail, Federal Express, etc.) are not permitted. If you submit your election form via the Exchange Offer website, you should print and keep a copy of the Confirmation Email generated by the Exchange Offer website at the time that you complete and submit your election form. The printed Confirmation Email will provide evidence that you submitted your election form. If you submit your election form via facsimile, the Company intends to confirm the receipt of your election form by email within two (2) U.S. business days after receiving your election form. If you do not receive a confirmation, it is your responsibility to confirm that the Company has received your election form. Note that if you submit any election form via facsimile within the last two (2) U.S. business days prior to the expiration of the Offer, time constraints may prevent the Company from providing confirmation by email prior to the expiration of the Offer.

This is a one-time Offer, and the Company will strictly enforce the expiration date. The Company reserves the right to reject any option tendered for exchange that it determines is not in the appropriate form, was not timely delivered, or is incomplete or improper in any manner. Subject to the terms and conditions of the Offer, the Company will accept all properly tendered options promptly after the expiration of the Offer.

The Company’s receipt of your election form is not by itself an acceptance of your Eligible Options for exchange. For purposes of the Offer, the Company will be deemed to have accepted Eligible Options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when the Company gives oral or written notice to the Eligible Participants generally of its acceptance of options for exchange. The Company may issue this notice of acceptance by press release, email or other form of communication. Eligible Options accepted for exchange will be cancelled on the cancellation date, which the Company presently expects will be September 10, 2019.

Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.

The Company will determine, in its sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any Eligible Options. The Company’s determination of these matters will be given the maximum deference permitted by law. The Company reserves the right to reject any election or any stock option elected to be exchanged that the Company determines is not in the appropriate form or that the Company determines is improper to accept. The Company will accept all properly tendered options that are not validly withdrawn, subject to the terms of the Offer. No tender of stock options will be deemed to have been made properly until all defects or irregularities have been cured or waived by the Company. The Company has no obligation to give notice of any defects or irregularities in any election and the Company will not incur any liability for failure to give any such notice.

Our acceptance constitutes an agreement.

Your election to exchange Eligible Options through the procedures described in this Offer to Exchange constitutes your acceptance of the terms and conditions of the Offer, including those set forth in Schedule C, attached hereto. The Company’s acceptance of your Eligible Options for exchange will constitute a binding agreement between the Company and you upon the terms and subject to the conditions of the Offer.

5. Withdrawal	rights and change of election.

You may change an election you previously made with respect to some or all of your Eligible Option grants, including an election to withdraw all of your Eligible Option grants from the Offer, only in accordance with the provisions of this Section 5. You may change an election you previously made with respect to some or all of your Eligible Option grants at any time before the expiration date, which is expected to be 11:59 p.m., Eastern Time, on September 9, 2019. If the Company extends the Offer, you may withdraw your Eligible Option grants at any time until the extended expiration date. In addition, although the Company intends to accept all validly tendered options promptly after the expiration of the Offer, due to certain requirements under U.S. securities laws, if the Company has not accepted your options by 11:59 p.m., Eastern Time, on October 8, 2019 (which is the 40th U.S. business day following the commencement of the Offer), you may withdraw your options at any time thereafter but prior to acceptance by the Company.

To change an election you previously made with respect to some or all of your Eligible Option grants, including an election to withdraw all of your Eligible Option grants from the Offer, you must deliver a valid new election form indicating only the Eligible Option grants you wish to exchange in the Exchange Program or a valid new election form indicating that you reject the Offer with respect to all of your Eligible Options, by completing the election process outlined below by the expiration date, currently expected to be 11:59 p.m., Eastern Time, on September 9, 2019.

All Eligible Participants can access the Exchange Offer website at https://endologix.compintelligence.com and view information with respect to the Exchange Program, the Offer documents, and their Eligible Options.

Election Changes and Withdrawals via the Exchange Offer Website

1.    Access the Exchange Offer website by going to https://endologix.compintelligence.com and enter your Company email address and password.

2.    After logging into the Exchange Offer website, review the information and proceed through to the Election Page. You will be provided with personalized information regarding the Eligible Option grants you hold (your “Eligible Option schedule”), including the grant date and per share exercise price of each of your Eligible Option grants, the number of shares subject to each of your Eligible Option grants, the number of vested shares subject to each of your Eligible Option grants, and the number of New Stock Options that would be issued in exchange for each Eligible Option grant.

3.    On the Election Page, select the appropriate box next to your previously-selected Eligible Option grants to indicate those Eligible Option grants that you do not want to exchange in the Exchange Program.

4.    Proceed through the Exchange Offer website by following the instructions provided. Review your election form and confirm that you are satisfied with the information you have provided and the elections you have made on your election form. After reviewing and agreeing to the Terms of Election, including those set forth on Schedule C hereto, submit your election form.

5.    Upon submitting your election form, a Confirmation Email will be generated by the Exchange Offer website. Please print and keep a copy of the Confirmation Email for your records. At this point, you will have completed the process for changing your previous election or withdrawing from participation in the Exchange Program.

Election Changes and Withdrawals via Facsimile

The Company prefers that you submit your election form electronically via the Exchange Offer website. However, if you wish to obtain a paper election form, please email optionexchange@endologix.com or call (949)

595-7200. Properly complete the election form, and submit your election form via facsimile at (949) 385-4949, no later than the expiration date, which currently is expected to be 11:59 p.m., Eastern Time, on September 9, 2019, unless the Company extends the Exchange Program.

General Information

If you withdraw some or all of your Eligible Option grants, you may elect to exchange the withdrawn options again at any time on or before the expiration date. All Eligible Options that you withdraw will be deemed not properly tendered for purposes of the Offer, unless you subsequently properly elect to exchange such Eligible Option grants by the expiration date. To reelect to exchange some or all of your Eligible Option grants, you must submit a new election form to the Company by the expiration date by following the procedures described in Section 4 of this Offer to Exchange. This new election form must be properly completed, signed (electronically or otherwise) and dated after your previously-submitted election form and must list all Eligible Option grants you wish to exchange. Upon the Company’s receipt of your properly completed, signed (electronically or otherwise) and dated election form, any prior election form will be disregarded in its entirety.

You may change your mind as many times as you wish, but you will be bound by the last properly and timely submitted election form the Company receives before the expiration date. You may change your mind about which of your Eligible Option grants you wish to have exchanged in the Exchange Program. If you wish to include more or less Eligible Option grants in your election, you must complete and submit a new election form before the expiration date by following the procedures described in Section 4 of this Offer to Exchange. Upon the Company’s receipt of your properly completed, signed (electronically or otherwise) and dated election form, any prior election form will be disregarded in its entirety.

The Company will determine, in its sole discretion, all questions as to the form and validity, including time of receipt, of elections. The Company’s determination of these matters will be given the maximum deference permitted by law. The Company has no obligation to give notice of any defects or irregularities in any election and the Company will not incur any liability for failure to give any such notice.

Your delivery of all documents, including election forms, is at your risk. Only election forms that are properly completed and actually received by the Company by the deadline via the Exchange Offer website or facsimile will be accepted. Election forms submitted by any other means, including email, hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. If you submit your election form via the Exchange Offer website, you should print and keep a copy of the Confirmation Email generated by the Exchange Offer website at the time that you complete and submit your election form. The printed Confirmation Email will provide evidence that you submitted your election form. If you submit your election form via facsimile, the Company intends to confirm the receipt of your election form by email within two (2) U.S. business days after receiving your election form. If you do not receive a confirmation, it is your responsibility to confirm that the Company has received your election form. Note that if you submit any election form via facsimile within the last two (2) U.S. business days prior to the expiration of the Offer, time constraints may prevent the Company from providing confirmation by email prior to the expiration of the Offer.

6. Acceptance	of options for exchange and issuance of New Stock Options.

Upon the terms and conditions of the Offer, and promptly following the expiration date, the Company will accept for exchange and cancel all Eligible Options properly elected for exchange and not validly withdrawn before the expiration date. Once the Eligible Options are cancelled, you no longer will have any rights with respect to those options. Subject to the terms and conditions of the Offer, if your Eligible Options are properly tendered for exchange and accepted by the Company, these options will be cancelled as of the cancellation date, which the Company anticipates to be September 10, 2019.

For purposes of the Offer, the Company will be deemed to have accepted Eligible Options for exchange that are validly tendered and are not properly withdrawn as of the expiration of the Offer and the cancellation date.

Promptly following the expiration date and cancellation date, the Company will give oral or written notice to the option holders generally of the Company’s acceptance for exchange of the Eligible Options. This notice may be made by press release, email or other method of communication. Subject to the Company’s rights to terminate the Offer, discussed in Section 15 of this Offer to Exchange, the Company currently expects that it will accept promptly after the expiration of the Offer all properly tendered Eligible Options that are not validly withdrawn.

The Company will grant the New Stock Options on the Option grant date shortly after the expiration of the Offer. Your New Stock Options will be subject to the 2015 Plan if your Eligible Options were issued under the 2006 Plan or the 2015 Plan. Your New Stock Options will be issued pursuant to an individual stock option award agreement (but not under any Stock Plan) if your Eligible Options were issued as TriV Grants. Your New Stock Options will be subject to the 2017 Inducement Plan if your Eligible Options were issued under the 2017 Inducement Plan. The forms of stock option agreement under the 2015 Plan and the 2017 Inducement Plan are each incorporated by reference as an exhibit to the Schedule TO with which this Offer to Exchange has been filed.

The number of New Stock Options you will receive will be determined in accordance with the per share exercise price of the Eligible Options you elect to exchange as described in Section 2 of this Offer to Exchange. Shortly after the expiration date, the Company will send you the applicable stock option agreements. You will receive the shares subject to the New Stock Options if and when your New Stock Options vest, in accordance with the vesting described in Section 9 of this Offer to Exchange, and if you choose to exercise the New Stock Options. Options that the Company does not accept for exchange will remain outstanding until they expire by their terms and will retain their current exercise price, vesting schedule, and other terms.

7. Conditions	of the Offer.

Notwithstanding any other provision of the Offer, the Company will not be required to accept any Eligible Options tendered for exchange, and the Company may terminate the Offer, or postpone its acceptance and cancellation of any Eligible Options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the commencement date of the Offer, and before the expiration date, any of the following events has occurred, or has been determined by the Company, in its reasonable judgment, to have occurred:

•

There will have been threatened in writing or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the Offer or otherwise relating in any manner, to the Offer;

•

Any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority, domestic or foreign, and is in effect, or any statute, rule, regulation, governmental order or injunction will have been proposed, enacted, enforced or deemed applicable to the Offer, any of which might restrain, prohibit or delay completion of the Offer or impair the contemplated benefits of the Offer to the Company. (See Section 3 of this Offer to Exchange for a description of the contemplated benefits of the Offer to us);

•	There will have occurred:

•	any general suspension of trading in, or limitation on prices for, the Company’s securities on any national securities exchange or in an over-the-counter market in the United States,

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

•

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in the Company’s reasonable judgment, might affect the extension of credit to the Company by banks or other lending institutions in the United States,

•

in the Company’s reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including, a decline of at least 10% in either the Dow Jones Industrial Average or the Standard & Poor’s 500 Index from the date of commencement of the offer,

•

the commencement, continuation, or escalation of a war or other national or international calamity directly or indirectly involving the United States, which reasonably could be expected to affect materially or adversely, or to delay materially, the completion of the Offer, or

•

if any of the situations described above existed at the time of commencement of the Offer and that situation, in the Company’s reasonable judgment, deteriorates materially after commencement of the Offer;

•

A tender or exchange offer, other than the Offer by the Company, for some or all of the Company’s shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving the Company, will have been proposed, announced or made by another person or entity or will have been disclosed publicly or the Company will have learned that:

•

any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of the Company’s outstanding common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the offer,

•	any such person, entity or group which had publicly disclosed such ownership prior to such date will acquire additional common stock constituting more than 1% of the Company’s outstanding shares, or

•

any new group will have been formed that beneficially owns more than 5% of the Company’s outstanding common stock that in the Company’s judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the Offer or with such acceptance for exchange of Eligible Options;

•

There will have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require the Company to record for financial reporting purposes compensation expense against the Company’s earnings in connection with the Offer, other than as contemplated as of the commencement date of the Offer (as described in Section 12 of this Offer to Exchange);

•	Any event or events occur that have resulted or is reasonably likely to result, in the Company’s reasonable judgment, in a material adverse change in the Company’s business or financial condition;

•

Any event or events occur that have resulted or may result, in the Company’s reasonable judgment, in a material impairment of the contemplated benefits of the Offer to the Company. (See Section 3 of this Offer to Exchange, “Purposes of the Offer,” for a description of the contemplated benefits of the Offer to us); or

•

Any rules or regulations by any governmental authority, NASDAQ, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to the Company that have resulted or may result, in the Company’s reasonable judgment, in a material impairment of the contemplated benefits of the Offer to the Company. (See Section 3 of this Offer to Exchange for a description of the contemplated benefits of the Offer to us).

If any of the above events occur, the Company may:

•	terminate the Offer and promptly return all tendered Eligible Options to the Eligible Participants;

•	complete and/or extend the Offer and, subject to your withdrawal rights, retain all tendered Eligible Options until the extended Offer expires;

•	amend the terms of the Offer; or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the Offer is open, complete the Offer.

The conditions to the Offer are for the Company’s benefit. The Company may assert them in the Company’s discretion before the expiration date regardless of the circumstances giving rise to them. The Company may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in the Company’s discretion, whether or not the Company waives any other condition to the Offer. Any such waiver will apply to all Eligible Participants in a uniform and nondiscretionary manner. The Company’s failure at any time to exercise any of these rights will not be deemed a waiver of any such rights, but will be deemed a waiver of the Company’s ability to assert the condition that was triggered with respect to the particular circumstances under which the Company failed to exercise its rights. Any determination the Company makes concerning the events described in this Section 7 will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.

8.    Price range of shares underlying the options.

The common stock underlying the Eligible Options has been traded on NASDAQ under the symbol “ELGX” since June 2002. The following table shows, for the periods indicated, the high and low intraday sales prices per share of the common stock as reported by NASDAQ.

	High	Low
Fiscal Year Ending December 31, 2019
Third Quarter (through August 5, 2019)	$7.74	$6.22
Second Quarter	$8.14	$5.70
First Quarter	$8.90	$5.20
Fiscal Year Ended December 31, 2018
Fourth Quarter	$22.00	$6.00
Third Quarter	$58.50	$22.50
Second Quarter	$67.20	$40.20
First Quarter	$54.40	$37.50
Fiscal Year Ending December 31, 2017
Fourth Quarter	$65.00	$45.00
Third Quarter	$53.70	$40.80
Second Quarter	$76.60	$42.10
First Quarter	$74.40	$54.50

On August 5, 2019, the closing price of the common stock, as reported by NASDAQ, was $6.67 per share.

You should evaluate the current trading price of the common stock, among other factors, before deciding whether or not to accept the Offer.

9. Source	and amount of consideration; terms of New Stock Options.

The Company will issue New Stock Options in exchange for Eligible Options properly elected to be exchanged by you and accepted by the Company for such exchange. A New Stock Option is a right to purchase a share of the common stock at a set price (also known as the exercise price) for a specified period of time provided that certain vesting criteria are satisfied. You do not have to make any cash payment to the Company to receive your New Stock Options. However, to the extent that the Company (or its subsidiaries or other affiliates, as applicable) has a tax withholding obligation in connection with the exercise of the New Stock Options and issuance of shares thereunder or otherwise, the tax withholding obligations will be satisfied in the manner specified in the stock option agreement. Subject to certain exceptions, you will also have taxable capital gains when you sell the shares underlying the New Stock Options.

Subject to the terms and conditions of the Offer, upon the Company’s acceptance of your properly tendered options, you will be entitled to receive New Stock Options based on the exercise price of your exchanged options as described in Section 2 of this Offer to Exchange. Fractional New Stock Options will be rounded up to the nearest whole New Stock Option on a grant-by-grant basis.

The Eligible Options represent the right to purchase an aggregate of 741,372 shares of the common stock. If the Eligible Participants elect to tender all of the Eligible Options in the Exchange Program, the Company will grant New Stock Options covering a total of approximately 245,009 shares of the common stock, or approximately 1.5% of the total shares of the outstanding as of August 5, 2019.

General terms of New Stock Options

Your New Stock Options will be subject to the 2015 Plan if your Eligible Options were issued under the 2006 Plan or the 2015 Plan. Your New Stock Options will be issued pursuant to an individual stock option award agreement (but not under any Stock Plan) if your Eligible Options were issued as TriV Grants. Your New Stock Options will be subject to the 2017 Inducement Plan if your Eligible Options were issued under the 2017 Inducement Plan.

All New Stock Options will be subject to a stock option agreement between you and the Company. Your New Stock Options will have new vesting provisions and will vest in three equal annual installments over a three-year period from the Option grant date, subject to your continued employment.

Regardless of whether you exchange Eligible Options that were initially granted as incentive stock options or nonstatutory stock options, the New Stock Options will be issued as nonstatutory options.

Until your New Stock Options vest and you are issued shares in payment for the exercise of those New Stock Options, you will not have any of the rights or privileges of a stockholder of the Company with respect to these shares. Once you have been issued the shares of the Company common stock, you will have all of the rights and privileges of a stockholder with respect to those shares, including the right to vote and to receive dividends, if any.

The forms of stock option agreement under the 2015 Plan and the 2017 Inducement Plan are each incorporated by reference as an exhibit to the Schedule TO with which this Offer to Exchange has been filed. The form of stock option agreement to be used to issue New Stock Options in exchange for the TriV Grants is substantially the same as the form of stock option agreement under the 2015 Plan. The 2015 Plan, the 2017 Inducement Plan, and the respective forms of stock option agreements, are available on the SEC website at www.sec.gov or you may request copies of these documents without charge by contacting our Corporate Secretary by email at optionexchange@endologix.com or by telephone at (949) 595-7200.

The following descriptions of the material terms of the 2015 Plan, the 2017 Inducement Plan, and the respective forms of stock option agreements, are merely summaries and do not purport to be complete. The descriptions are qualified in their entirety by reference to the relevant documents and agreements as filed with the SEC.

2015 Plan

The 2015 Plan includes the following types of equity compensation awards: incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock award, restricted stock units, dividend equivalents and stock payment awards. Participants in the 2015 Plan may be granted any one or more of these equity awards, as determined by the Board. As of August 5, 2019, (i) options to purchase 2,492,943 shares of the common stock with a weighted average exercise price of $19.09 were outstanding, (ii) time-based restricted stock units covering 445,884 shares of the common stock were outstanding, (iii) performance-based restricted stock units covering 475,509 shares of the common stock were outstanding, and (iv) 599,487 shares of the common stock were reserved for future grant under the 2015 Plan. If an assumed 420,390 shares are returned to the 2015 Plan through the Exchange Program and made available for future grant (after taking into account the grant of New Stock Options in exchange for Eligible Options under the Exchange Program), an aggregate of 1,019,877 shares of the common stock would be available for future grant under the 2015 Plan. This amount is subject to change based on the level of participation in the Exchange Program. The Board has delegated administration of the 2015 Plan to the Compensation Committee of the Board. The Compensation Committee has the powers and authority as may be necessary or appropriate to carry out the functions of the administrator. Subject to the express limitations of the 2015 Plan, the administrator has the authority to determine the persons to whom, and the time or times at which, awards may be granted, the number of shares, units or other rights subject to each award, the exercise, base or purchase price of an award (if any), the time or times at which an award will become vested, exercisable or payable, the performance goals and other conditions, duration and all other terms of an award. The administrator may prescribe, amend and rescind rules and regulations relating to the 2015 Plan. All interpretations, determinations and actions by the administrator in good faith shall be final, conclusive and binding upon all parties.

2006 Plan

The 2006 Plan provides for the grant of incentive stock options, non-qualified options, restricted stock awards, restricted stock units, and stock appreciation rights. The maximum number of shares of the common stock available for issuance under the 2006 Plan is 11,000,000 shares. As of August 5, 2019, (i) options to purchase 161,489 shares of the common stock with a weighted average exercise price of $104.48 were outstanding and (ii) time-based restricted stock units covering 27 shares of the common stock were outstanding, and (iii) performance-based restricted stock units covering 15,000 shares of the common stock were outstanding under the 2006 Plan. The Board or the Compensation Committee may amend, alter, cancel or terminate the 2006 Plan or any purchase right granted thereunder at any time, except that no amendment or alteration may increase the number of shares that can be issued under the 2006 Plan.

TriV Grants

The TriV Grants provide for the grant of stock options and restricted stock awards to certain employees in connection with the Company’s merger with TriVascular. As of August 5, 2019, (i) options to purchase 48,442 shares of the common stock with a weighted average exercise price of $75.83 were outstanding and (ii) performance-based restricted stock units covering 6,474 shares of the common stock were outstanding under the TriV Grants.

2017 Inducement Plan

The 2017 Inducement Plan includes the following types of equity compensation awards: non-statutory stock options, restricted stock award, restricted stock units, stock appreciation rights, performance shares and performance units. Participants in the 2017 Inducement Plan may be granted any one or more of these equity awards, as determined by the Compensation Committee of the Board. As of August 5, 2019, (i) options to purchase 263,886 shares of the common stock with a weighted average exercise price of $15.98 were outstanding, (ii) time-based restricted stock units covering 57,649 shares of the common stock were outstanding, (iii) performance-based restricted stock units covering 39,444 shares of the common stock were outstanding, and (iv) 477,466 shares of the common stock were reserved for future grant under the 2017 Inducement Plan. If an assumed 44,125 shares are returned to the 2017 Inducement Plan through the Exchange Program and made available for future grant (after taking into account the grant of New Stock Options in exchange for Eligible Options under the Exchange Program), an aggregate of 521,591 shares of the common stock would be available for future grant under the 2017 Inducement Plan. This amount is subject to change based on the level of participation in the Exchange Program. All questions of interpretation of the 2017 Inducement Plan shall be determined by the Board or the Compensation Committee, and such determinations shall be final, binding and conclusive upon all persons having an interest in the 2017 Inducement Plan or such award. Subject to the express limitations of the 2017 Inducement Plan, the Board or the Compensation Committee has the authority to determine the persons to whom, and the time or times at which, awards may be granted, the number of shares, units or other rights subject to each award, the exercise, base or purchase price of an award (if any), the time or times at which an award will become vested, exercisable or payable, the performance goals and other conditions, duration and all other terms of an award. All interpretations, determinations and actions by the Compensation Committee of the Board in good faith shall be final, conclusive and binding upon all parties.

Exercise price

The exercise price of an option granted under the 2015 Plan generally is determined by the administrator in accordance with the terms of the 2015 Plan; provided, however, that the exercise price of an option will in no event be less than 100% of the fair market value of a share of our common stock on the date of grant except in limited circumstances pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Internal Revenue Code, as amended (the “Code”).

The exercise price of an option granted under the 2017 Inducement Plan generally is determined by the Compensation Committee of the Board in accordance with the terms of the 2017 Inducement Plan; provided, however, that the exercise price of an option will in no event be less than 100% of the fair market value of a share of our common stock on the date of grant except in limited circumstances pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

Vesting and exercisability.

The vesting applicable to awards granted under either the 2015 Plan or the 2017 Inducement Plan generally is determined by the administrator of such plan in accordance with the terms of such plan. The New Stock Options granted under the Exchange Program will be subject to set vesting provisions. Each of your New Stock Options awards will vest according to the following schedule:

•	None of the New Stock Options will be vested on the Option grant date (even if the corresponding Eligible Option was fully or partially vested).

•

Irrespective of whether an Eligible Option grant is fully vested as of the cancellation date, the New Stock Options granted in exchange will vest in in three equal annual installments over a three-year period from the Option grant date, subject to continued service with the Company or its subsidiaries through such vesting date.

•

The final vesting date will be September 10, 2022, assuming the Option grant date is September 10, 2019. If the Option grant date is extended by any number of days, the vesting date will be correspondingly extended by the same number of days.

•

Upon the termination of your service with the Company or its subsidiaries for any reason, any unvested part of your New Stock Option grant will be forfeited, and you will not be entitled to the shares of common stock underlying the unvested New Stock Options.

•

After the New Stock Options vest, further continued service with the Company or its subsidiaries is not required to exercise such options for common stock of the Company, provided that such vested New Stock Options must be exercised within the period specified in the applicable option award agreement after the termination of your continuous service.

Adjustments upon certain events.

Events Occurring Before the Option grant date. Although the Company is not anticipating a merger or acquisition, if the Company merges or consolidates with or is acquired by another entity, prior to the expiration of the Offer, you may choose to withdraw any options that you tendered for exchange and your options will be treated in accordance with the applicable plan and award agreement under which they were granted. Further, if the Company is acquired prior to the expiration of the Offer, the Company reserves the right to withdraw the Offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your award agreement and you will receive no New Stock Options in exchange for them.

A transaction involving the Company, such as a merger or other acquisition, could have a substantial effect on the Company’s stock price, including significantly increasing the price of the common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the Exchange Program might be deprived of the benefit of the appreciation in the price of the common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in the Exchange Program and retained their original options.

Finally, if another company acquires the Company, that company, as part of the transaction or otherwise, may decide to terminate some or all of the employees of the Company or its subsidiaries before the completion of the Offer. Termination of your employment or other service for this or any other reason before the Option grant date means that the tender of your Eligible Options will not be accepted, you will keep your tendered options in accordance with their original terms, and you will not receive any New Stock Options or other benefit for your tendered options.

Events Occurring After the Option grant date. In the event of any mergers, reorganizations, separations, or other transactions to which Section 424(a) of the Code applies, the administrator of the 2015 Plan and the administrator of the 2017 Inducement Plan will adjust the number of shares of stock reserved pursuant to the 2015 Plan or 2017 Inducement Plan, as applicable, by increasing the corresponding number of awards assumed and, in the case of a substitution, by the net increase in the number of shares of stock subject to awards before and after the substitution.

Transferability.

Unless the Administrator indicates otherwise in your award agreement, New Stock Options generally may not be transferred, other than by will or the laws of descent and distribution.

Registration and sale of shares underlying New Stock Options.

All of the shares of the common stock issuable upon the vesting and exercise of the New Stock Options to be granted under the 2015 Plan or 2017 Inducement Plan, or issued in exchange for TriV Grants, as applicable, have been or will be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) on registration statements on Form S-8 filed with the SEC. Unless you are an employee who is considered an affiliate of the Company for purposes of the Securities Act, you will be able to sell the shares issuable upon exercise of your New Stock Options free of any transfer restrictions under applicable U.S. securities laws.

Tax consequences.

You should refer to Section 14 of this Offer to Exchange for a discussion of the federal income tax consequences of the New Stock Options and exchanged options, as well as the consequences of accepting or rejecting the Offer. If you are a taxpayer of the U.S., but also are subject to the tax laws of another non-U.S. jurisdiction, you should be aware that there might be other tax consequences that may apply to you. It is recommended that you consult with your own tax accountant or financial advisor for information about the potential financial impact on you of participating (or not participating) in the Exchange Program.

10.	Information concerning the Company.

The Company’s principal executive office is located at 2 Musick, Irvine, California 92618 and the Company’s telephone number is (949) 595-7200. Questions regarding this Offer to Exchange and the Exchange Program should be directed to Corporate Secretary by email at optionexchange@endologix.com or by phone at (949) 595-7200.

The Company develops, manufactures, markets, and sells innovative medical devices for the treatment of aortic disorders. The Company’s products are intended for the minimally invasive endovascular treatment of abdominal aortic aneurysms (“AAA”). The Company’s AAA products are built on one of two platforms:

•	Traditional minimally-invasive endovascular aneurysm repair (“EVAR”) or

•	Endovascular aneurysm sealing (“EVAS”), the Company’s innovative solution for sealing the aneurysm sac while maintaining blood flow through two blood flow lumens.

The Company’s current EVAR products include the AFX® Endovascular AAA System (the “AFX System”), the VELA® Proximal Endograft (“VELA”), and the Ovation® Abdominal Stent Graft System (the “Ovation System”). The Company’s current EVAS product is the Nellix® Endovascular Aneurysm Sealing System (the “Nellix EVAS System”). The Company sells its EVAR platforms (including extensions and accessories) to hospitals in the United States, Canada, New Zealand, South Korea and Europe, and the Company’s EVAS platform to hospitals in New Zealand and Europe. The Company sells its EVAR and EVAS platforms (including extensions and accessories) to third-party international distributors and agents in Asia, Europe, South America and in other parts of the world. Such sales of the Company’s EVAR and EVAS platforms provide the sole source of the Company’s reported revenue.

Endologix®, AFX®, Nellix®, IntuiTrak®, Ovation®, VELA®, Ovation Prime®, Duraply®, Ovation Alto®, and CustomSeal®, are registered trademarks of the Company and its subsidiaries. ActiveSeal™ and the respective product logos are trademarks of the Company and its subsidiaries.

The Company has obtained CE Mark approval for the Nellix EVAS System in the European Union. The Nellix EVAS System is only approved as an investigational device in the United States, while outside of the United States, it is currently intended to be made available for use only at approved centers in a post-market clinical investigational setting. Ovation Alto, the Company’s next generation Ovation System device, is only approved as an investigational device and is not currently approved in any market.

The financial information, including financial statements and the notes thereto, included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and from the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2019 are incorporated herein by reference. Please see Section 18 of this Offer to Exchange titled, “Additional information,” for instructions on how you can obtain copies of the Company’s SEC filings.

For the years ended December 31, 2016, 2017 and 2018, the Company’s total revenue was $192.2 million, $181.2 million and $156.5 million. For the years ended December 31, 2016, 2017 and 20178, the Company’s gross margin was 64.2%, 67% and 58.7% as a percentage of revenue. The Company generated a net loss of $154.7 million, $66.4 million and $79.4 million, for the years ended December 31, 2016, 2017 and 2018, respectively.

For the six months ended June 30, 2018 and 2019, the Company’s total revenue from continuing operations was $87.0 million and $71.8 million, respectively. For the six months ended June 30, 2018 and 2019, the Company’s gross margin was 66.6% and 64.3% as a percentage of revenue. The Company generated a net loss of $43.6 and $49.2 million for the six months ended June 30, 2018 and 2019, respectively. Please see Section 19 of this Offer to Exchange titled “Financial Statements” and Schedule B to this Offer to Exchange for additional information.

11.	Interests of directors and executive officers; transactions and arrangements concerning the options.

A list of the Company’s current executive officers and non-employee directors as of August 12, 2019, is attached to this Offer to Exchange as Schedule A. As of August 5, 2019, the Company’s executive officers and non-employee directors (11 persons) as a group held stock options outstanding under the Stock Plans and the TriV Grants to purchase a total of 1,062,217 shares of the common stock, which represented approximately 35.9% of the shares subject to all options outstanding under the Stock Plans and the TriV Grants as of that date.

Because participation in the Exchange Program is voluntary, the benefits or amounts that will be received by any Eligible Participant, including any of our executive officers or non-employee directors, are not currently determinable.

The following table below sets forth the beneficial ownership of each of our executive officers and non-employee directors of stock options outstanding under the Stock Plans and the TriV Grants as of August 5, 2019. The percentages in the table below are based on the total number of stock options outstanding under the Stock Plans and the TriV Grants (i.e., whether or not such stock options are Eligible Options), which was 2,957,930 as of August 5, 2019.

Name	Position	Number of Shares Subject to Outstanding Options	Percentage of Total Outstanding Options
Daniel Lemaitre	Director	30,913	1.0%
Gregory D. Waller	Director	9,023	*
Thomas C. Wilder, III	Director	10,273	*
Thomas F. Zenty, III	Director	9,023	*
Leslie Norwalk	Director	9,023	*
John Onopchenko	Chief Executive Officer, Director	575,938	19.5%
Vaseem Mahboob	Chief Financial Officer	123,656	4.2%
Matthew Thompson, M.D.	Chief Medical Officer	102,334	3.5%
Jeremy Hayden	General Counsel and Corporate Secretary	83,245	2.8%
Jeffry Fecho	Chief Quality Officer	48,189	1.6%
John Zehren	Chief Commercial Officer	60,600	2.0%

*	Less than 1%.

The following table below sets forth the number of shares subject to Eligible Options held by each of our executive officers and non-employee directors as of August 5, 2019, and the number of shares subject to New Stock Options that they may receive, assuming, for purposes of illustration only, that each executive officer and non-employee director decides to exchange all of his or her Eligible Options in the Exchange Program. The percentages in the table below are based on the total number of outstanding Eligible Options, which was 741,372 as of August 5, 2019.

Name	Number of Shares Subject to Eligible Options	Percentage of Total Eligible Options	Number of Shares Subject to New Stock Options that may be Granted in the Option Exchange
Daniel Lemaitre	9,000	1.2%	2,834
Gregory D. Waller	—	—	—
Thomas C. Wilder, III	1,250	0.2%	417
Thomas F. Zenty, III	—	—	—
Leslie Norwalk	—	—	—
John Onopchenko	38,898	5.2%	12,968
Vaseem Mahboob	36,295	4.9%	10,959
Matthew Thompson, M.D.	18,906	2.6%	6,304
Jeremy Hayden	23,601	3.2%	7,868
Jeffry Fecho	6,789	0.9%	2,263

Neither the Company, nor, to the best of the Company’s knowledge, any of the Company’s executive officers or non-employee directors, nor any the Company’s affiliates, were engaged in any transactions involving the Eligible Options during the past 60 days before and including August 12, 2019.

Except as otherwise described in the Offer or in our filings with the SEC, and other than outstanding stock options, restricted stock units and other equity awards granted from time to time to the Company’s executive officers and non-employee directors under the Company’s equity plans, neither we nor, to the best of the Company’s knowledge, any of the Company’s executive officers or non-employee directors is a party to any agreement, arrangement or understanding with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of the Company’s securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

12.	Status of options acquired by the Company in the Offer; accounting consequences of the Offer

Eligible Options that the Company acquires through the Exchange Program will be cancelled and, to the extent they were granted under the 2006 Plan or the 2015 Plan, the shares subject to those options will be returned to the pool of shares available for grants of New Stock Options under the Offer. To the extent shares returning to the 2015 Plan are not reserved for issuance upon vesting of the New Stock Options to be granted in connection with the Exchange Program, the shares will be available for issuance pursuant to future equity awards to employees and other eligible 2015 Plan participants without further stockholder action, except as required by applicable law or the rules of NASDAQ or any other securities quotation system or any stock exchange on which the Company’s shares are then quoted or listed.

Eligible Options that the Company acquires through the Exchange Program will be cancelled and, to the extent they were granted under the 2017 Inducement Plan, the shares subject to those options will be returned to the pool of shares available for grants of New Stock Options under the Offer. To the extent shares returning to the 2017 Inducement Plan are not reserved for issuance upon vesting of the New Stock Options to be granted in connection with the Exchange Program, the shares will be available for issuance pursuant to future equity awards to employees and other eligible 2017 Inducement Plan participants without further stockholder action, except as required by applicable law or the rules of NASDAQ or any other securities quotation system or any stock exchange on which the Company’s shares are then quoted or listed.

The Company has adopted the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation (“Topic 718”). Under Topic 718, the Offer with respect to all Eligible Options is considered a modification of those options exchanged and as a result the Company may be required to recognize incremental compensation expense, if any, resulting from the New Stock Options granted in the Exchange Program. The incremental compensation will be measured as the excess, if any, of the fair value of each New Stock Option granted to employees or non-employee directors in exchange for the cancelled Eligible Options, measured as of the date the New Stock Options are granted, over the fair value of the Eligible Options exchanged for the New Stock Options, measured immediately prior to the exchange. This incremental compensation expense will be recognized over the remaining requisite service period of the New Stock Options. In the event that any of the New Stock Options are forfeited prior to their vesting due to termination of employment or other service, any incremental compensation expense of the forfeited New Stock Options will not be recognized. The Company may also incur compensation expense resulting from fluctuations in the Company’s stock price between the time the exchange ratios were set before the Exchange Program began, and when the exchange actually occurs on the expiration date.

13.	Legal matters; regulatory approvals.

The Company is not aware of any license or regulatory permit that is material to the Company’s business that might be affected adversely by the Company’s exchange of Eligible Options and issuance of New Stock

Options as contemplated by the Exchange Program, or of any approval or other action by any governmental, administrative or regulatory authority or agency or any NASDAQ listing requirements that would be required for the acquisition or exchange of the Eligible Options as contemplated herein. Should any additional approval or other action be required, the Company presently contemplates that the Company will seek such approval or take such other action. The Company cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to the Company’s business. The Company’s obligation under the Exchange Program to accept tendered options for exchange and to issue New Stock Options for tendered options is subject to the conditions described in Section 7 of this Offer to Exchange.

If the Company is prohibited by applicable laws or regulations from granting New Stock Options on the Option grant date, the Company will not grant any New Stock Options. The Company is not aware of any such prohibition at this time, and the Company will use reasonable efforts to effect the grant, but if the grant is prohibited on the Option grant date, your Eligible Options will not be accepted for exchange and the Company will not grant any New Stock Options.

14.	Material income tax consequences.

Material U.S. federal income tax consequences.

The following is a summary of the material U.S. federal income tax consequences of the exchange of options for New Stock Options pursuant to the Offer for those Eligible Participants subject to U.S. federal income tax. This discussion is based on the Code, its legislative history, treasury regulations promulgated thereunder, and administrative and judicial interpretations as of the date of this Offering circular, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are a citizen or a resident of the U.S., but also are subject to the tax laws of another country, you should be aware that there might be other tax consequences that may apply to you.

It is recommended that you consult your tax adviser with respect to the federal, state and local tax consequences of participating in the Offer, as the tax consequences to you are dependent on your individual tax situation.

Eligible Participants who exchange Eligible Options for New Stock Options under the Exchange Program generally will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. The Company believes that the exchange will be treated as a non-taxable exchange. In addition, regardless of whether you exchange Eligible Options that were initially granted as incentive stock options or nonstatutory stock options, the New Stock Options will be issued as nonstatutory options.

Incentive stock options

Under current law, you generally will not realize any taxable income upon the grant of an incentive stock option or upon the exercise of an incentive stock option. Rather, you will be taxed for U.S. federal income tax purposes at the time you dispose of the shares acquired upon exercise of the incentive stock option.

If the date upon which you dispose of the shares subject to an incentive stock option is more than two years from the date on which the incentive stock option was granted, referred to as the “2-year holding period,” and more than one year from the date on which you exercised the option, referred to as the “1-year holding period,” then your entire gain or loss on disposition is characterized as long-term capital gain or loss, rather than as ordinary income. However, if a disposition does not meet these holding period requirements, referred to as a “disqualifying disposition,” then a portion of your gain from such disposition will be characterized as ordinary income and a portion may be short-term capital gain if the 1-year holding period has not been satisfied. The portion of the gain that is characterized as ordinary income will be equal to the lesser of (a) the excess of the fair market value of the shares on the date of exercise over the exercise price of the option and (b) the excess of the sales price over the exercise price of the option. This deferral of the recognition of tax until the time of sale of the shares, as well as the possible treatment of the “spread” as long-term capital gain, are the principal advantages of your options being treated as incentive stock options.

If you choose not to participate in the Offer, we believe you will not be subject to current U.S. federal income tax. We currently anticipate that the Offer will not remain open for 30 days or more. However, the terms of the Offer allow us to extend the expiration date (currently scheduled to be 11:59 p.m., Eastern Time, on September 9, 2019) at our discretion which could result in the Offer being open for 30 or more days. If you elect not to participate in the Offer, in certain circumstances, your Eligible Options may be subject to unfavorable tax consequences. Should the Offer remain open for 30 days or more and you choose not to participate in the Offer, you may be deemed to have a “modified option” pursuant to certain provisions of the Code. Such modified option will contain all of the prior terms of the existing option, except that the first day of the Offer will be deemed to be the date of the grant of the option for purposes of determining whether the holding periods described above are satisfied. As a result, in order for you to receive favorable tax treatment with respect to any such incentive stock option, you must not dispose of any shares acquired with respect to the incentive stock option until the passage of more than two years from the date this Offer commenced (i.e., the date of the deemed modification) and more than one year after the exercise of the option. If these holding periods (and all other incentive stock option requirements) are met, then under current law, the excess of the sale price of the shares over the exercise price of the option will be treated as long-term capital gains.

Nonstatutory stock options.

Under current law, a U.S. option holder generally will not recognize taxable income upon the grant of a nonstatutory stock option, nor will such option holder recognize taxable income upon the vesting of these shares. However, when you exercise a nonstatutory stock option, you generally will have ordinary income to the extent the fair market value of the shares on the date of exercise you receive is greater than the exercise price you pay. If the exercise price of a nonstatutory stock option is paid in shares of common stock or a combination of cash and shares of common stock, the excess of the value (on the date of exercise) of the shares of common stock purchased over the value of the shares surrendered, less any cash paid upon exercise, generally will be ordinary income taxable to you.

The Company generally will be entitled to a deduction equal to the amount of ordinary income taxable to you if the Company complies with eligible reporting requirements.

Upon disposition of the shares, any gain or loss is treated as capital gain or loss. The capital gain or loss will be long-term or short-term depending on whether the shares were held for more than 12 months. The holding period for the shares generally will begin just after the time you recognized income. The amount of such gain or loss will be the difference between: (i) the amount realized upon the sale or exchange of the shares, and (ii) the value of the shares at the time the ordinary income was recognized.

If you were an employee at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option generally will constitute wages for which withholding will be required.

It is recommended that you consult your tax adviser with respect to the federal, state and local tax consequences of participating in the Offer, as the tax consequences to you are dependent on your individual tax situation.

In addition, if you are a resident of or taxpayer in more than one country, you should be aware that there might be income tax, social insurance and other tax or legal consequences for more than one country that may apply to you. Also, if you were granted Eligible Options while a resident or taxpayer in one country but are a resident of or taxpayer in another country when the New Stock Options are granted to you pursuant to the Exchange Program, you may be subject to tax not only in the new country, but also in the original country (e.g., if the original country views the New Stock Options as a replacement grant).

15.	Considerations specific to Eligible Participants outside of the United States.

If you are an Eligible Participant and reside outside of the United States, you are subject to the terms of the Offer as described in this Offer to Exchange. If you are an Eligible Participant who is a tax resident or citizen of a foreign jurisdiction or are otherwise subject to a tax liability in a foreign jurisdiction and you participate in the Offer, you may be liable for income tax and social insurance contributions on the New Stock Options or the shares of common stock to be issued in connection with the exercise of the New Stock Options or in connection with the grant of the New Stock Options to you.

It is recommended that you consult with your own tax accountant or financial advisor in your own country for additional information about how the tax or other laws in your own country apply to your specific situation.

16.	Extension of Offer; termination; amendment.

The Company reserves the right, in its sole discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by the Company to have occurred, to extend the period of time during which the Offer is open and delay the acceptance for exchange of any Eligible Options. If the Company elects to extend the period of time during which the Offer is open, the Company will give you oral or written notice of the extension and delay, as described below. If the Company extends the expiration date, the Company will also extend your right to withdraw tenders of Eligible Options until such extended expiration date. In the case of an extension, the Company will issue a press release or other public announcement no later than 9:00 a.m., Eastern Time, on the next U.S. business day after the scheduled expiration date.

The Company also reserves the right, in its reasonable judgment, before the expiration date to terminate or amend the Offer and to postpone the Company’s acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this Offer to Exchange occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination. The Company’s reservation of the right to delay the Company’s acceptance and cancellation of options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that the Company must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, the Company further reserves the right, before the expiration date, in its sole discretion, and regardless of whether any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by the Company to have occurred, to amend the Offer in any respect, including by decreasing or increasing the consideration offered in the Offer to option holders or by decreasing or increasing the number of options being sought in the Offer. As a reminder, if a particular option expires after the start of, but before cancellation under the Offer, that particular option is not eligible for exchange. Therefore, if the Company extends the Offer for any reason and if a particular option that was tendered before the originally scheduled expiration of the Offer expires after such originally scheduled expiration date but before the actual cancellation date under the extended Offer, that option would not be eligible for exchange.

The minimum period during which the Offer will remain open following material changes in the terms of the Offer or in the information concerning the Offer, other than a change in the consideration being offered by the Company or a change in the amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If the Company modifies the number of Eligible Options being sought in the Offer or the consideration being offered by the Company for the

Eligible Options in the Offer, the Offer will remain open for at least ten (10) U.S. business days from the date of notice of such modification. If any term of the Offer is amended in a manner that the Company determines constitutes a material change adversely affecting any holder of Eligible Options, the Company will promptly disclose the amendments in a manner reasonably calculated to inform holders of Eligible Options of such amendment, and the Company will extend the Offer’s period so that at least two (2) U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

17.	Fees and expenses.

The Company will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through the Exchange Program.

18.	Additional information.

This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that the Company has filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. The Company recommends that you review the Schedule TO, including its exhibits, and the following materials that the Company has filed with the SEC before making a decision regarding whether or not to elect to exchange your Eligible Options in the Exchange Program:

1.	The Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2018, filed with the SEC on April 1, 2019;

2.	The Company’s definitive proxy statement on Schedule 14A for its 2019 annual meeting of stockholders, filed with the SEC on July 8, 2019;

3.

The Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2019, filed with the SEC on May 8, 2019 and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, filed with the SEC on August 9, 2019;

4.

The description of the common stock contained in its registration statement on Form 8-A filed with the SEC on June 18, 1996 and any further amendment or report filed thereafter for the purpose of updating such description; and

5.	The information contained in the Company’s current reports on Form 8-K filed with the SEC, except to the extent that information therein is furnished and not filed with the SEC.

These filings, the Company’s other annual, quarterly, and current reports, the Company’s proxy statements, and the Company’s other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The Company’s SEC filings are also available to the public on the SEC’s website at www.sec.gov.

Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which the Company has referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by contacting:

Endologix, Inc.

Attn: Corporate Secretary

2 Musick

Irvine, California 92618

Phone: (949) 595-7200

As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

The information contained in this Offer to Exchange about the Company should be read together with the information contained in the documents to which the Company has referred you, in making your decision as to whether or not to participate in the Exchange Program.

19.	Financial information.

The financial information, including financial statements and the notes thereto, included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2019, are incorporated herein by reference. Attached as Schedule B to this Offer to Exchange is a summary of the Company’s financial information from the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended December 31, 2018, and from the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2019. More complete financial information may be obtained by accessing the Company’s public filings with the SEC by following the instructions in Section 18 of this Offer to Exchange.

20.	Miscellaneous.

The Company is not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction in which the making of the Offer is not in compliance with any valid applicable law, the Company will make a good faith effort to comply with such law. If, after such good faith effort, the Company cannot comply with such law, the Offer will not be made to, nor will options be accepted from the option holders residing in such jurisdiction.

The Company has not authorized any person to make any recommendation on the Company’s behalf as to whether or not you should elect to exchange your options through the Offer. You should rely only on the information in this Offer to Exchange and the other documents to which the Company has referred you. The Company has not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this Offer to Exchange and in the related Offer documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation, or information as having been authorized by the Company.

SCHEDULE A

INFORMATION REGARDING EXECUTIVE OFFICERS AND DIRECTORS

The executive officers and directors of Endologix, Inc., as of August 12, 2019, are set forth in the following table:

Name	Position and Offices Held
Daniel Lemaitre	Director (Chairman)
Gregory D. Waller	Director
Thomas C. Wilder, III	Director
Thomas F. Zenty, III	Director
Leslie Norwalk	Director
John Onopchenko	Chief Executive Officer, Director
Vaseem Mahboob	Chief Financial Officer
Matthew Thompson, M.D.	Chief Medical Officer
Jeremy Hayden	General Counsel and Corporate Secretary
Jeffry Fecho	Chief Quality Officer
John Zehren	Chief Commercial Officer

The address and business telephone of each executive officer and director is:

Endologix, Inc.

2 Musick

Irvine, California 92618

(949) 595-7200

A-1

SCHEDULE B

SUMMARY FINANCIAL INFORMATION

We incorporate by reference the financial statements and notes thereto included in Part II, Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018. In addition, the Company incorporates by reference the unaudited financial information included in Part I, Item 1 of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019.

The following tables set forth the Company’s summary historical consolidated financial data for the fiscal years ended December 31, 2018 and December 31, 2017 and the six month periods ended June 30, 2019 and June 30, 2018, and the Company’s financial position as of such dates. This financial data has been derived from, and should be read in conjunction with, the Company’s audited consolidated financial statements and the related notes filed as part of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and the unaudited consolidated financial statements and the related notes filed as part of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2019. Financial data for the six month periods ended June 30, 2019 and June 30, 2018 are unaudited and, in the opinion of the Company’s management, include all adjustments necessary for a fair presentation of the data. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the entire year.

The Company had a book value per share of $3.80 on June 30, 2019.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Years Ended December 31,		Six Months Ended June 30,
	2017	2018	2018	2019
			(Unaudited)
Revenue	$181,157	$156,473	$87,024	$71,844
Gross Profit	$121,329	$91,923	$57,930	$46,183
Loss from operations	$(41,820)	$(68,192)	$(28,577)	$(21,861)
Net loss	$(66,400)	$(79,714)	$(43,643)	$(49,162)
Basic and diluted net loss per share	$(7.97)	$(9.07)	$5.19	$(3.44)
Shares used in computing basic and diluted net loss per share	8,333	8,790	8,411	14,280

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2017	December 31, 2018	June 30, 2019 (Unaudited)
Current Assets	$143,134	$78,931	$107,418
Total Assets	$365,047	$293,070	$324,291
Current Liabilities	$60,630	$38,927	$42,531
Debt	$208,253	$198,078	$165,024
Total Stockholders’ Equity	$75,062	$39,646	$72,076

B-1

SCHEDULE C

Terms and Conditions

I acknowledge and agree with the terms and conditions stated below and as set forth in the Offer Documents comprising this Exchange Program.

1.    I agree that my decision to accept or reject the Exchange Program with respect to some or all of my Eligible Option grants is entirely voluntary and is subject to the terms and conditions of the Offer to Exchange and the Offer Documents.

2.    I understand that I may change my election at any time by completing and submitting a new election form no later than 11:59 p.m., Eastern Time, on September 9, 2019 (unless the Exchange Program is extended), and that any election form submitted and/or received after such time will be void and of no further force and effect.

3.    If my employment or other service with Endologix, Inc. or its subsidiaries terminates before the Exchange Program expires, I understand that my exchange election will be cancelled and I will not receive the grant of a New Stock Option. I understand that, if this occurs, no changes will be made to the terms of my current stock options and such stock options will be treated as if I had declined to participate in the Exchange Program.

4.    I understand and agree that if my employment with Endologix, Inc. or any of its subsidiaries ends for any reason after I receive the grant of a New Stock Option, my exchange election will have been processed and my New Stock Option will have the applicable terms and conditions, including the vesting requirements and schedule, as described in the Offer to Exchange. I further understand and agree that if I leave Endologix, Inc. prior to the three-year anniversary of the date of grant, any portion of my New Stock Options which have not vested will be forfeited.

5.    I agree that decisions with respect to future grants under any Endologix, Inc. equity compensation plan will be at the sole discretion of Endologix, Inc.

6.    I agree that: (i) the Exchange Program is discretionary in nature and may be suspended or terminated by Endologix, Inc., in accordance with the terms set forth in the Offer Documents, at any time prior to the expiration of the Exchange Program; (ii) Endologix, Inc. may, at its discretion, refuse to accept my election to participate; and (iii) the Exchange Program is a one-time offer that does not create any contractual or other right to receive future offers, options or benefits in lieu of offers.

7.    I agree that: (i) the value of any New Stock Options and participation in the Exchange Program made pursuant to the Exchange Program is an extraordinary item of income which is outside the scope of my employment contract or other service contract, if any; (ii) the value of any New Stock Options granted pursuant to the Exchange Program is not part of normal or expected compensation for any purpose, including but not limited to purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for Endologix, Inc., any subsidiary or affiliate of Endologix, Inc. or my current employer or entity with which I am engaged to provide services.

8.    Neither my participation in the Exchange Program nor this election will be construed so as to grant me any right to remain in the employ of Endologix, Inc. or any of its subsidiaries and will not interfere with the ability of my current employer, or applicable entity with which I am engaged to provide services, to terminate my employment or other service relationship at any time with or without cause (subject to the terms of my employment contract or other service contract, if any).

9.    Neither my participation in the Exchange Program nor this election will be interpreted to form an employment or service contract or relationship with Endologix, Inc. or any subsidiary or affiliate of Endologix, Inc.

10.    I understand that the future value of the shares of Endologix Inc.’s common stock underlying the New Stock Options is unknown and cannot be predicted with certainty.

11.    Regardless of any action that Endologix, Inc. or a subsidiary or affiliate of Endologix, Inc. takes with respect to any or all federal, state and local income tax, social insurance and social security liabilities or premium, payroll tax or other tax-related withholding related to the Exchange Program and the New Stock Options (“Applicable Withholdings”), I acknowledge that the ultimate liability for all Applicable Withholdings is and remains my sole responsibility. I further acknowledge that Endologix, Inc. (i) makes no representations or undertakings regarding the treatment of any Applicable Withholdings in connection with any aspect of the Exchange Program and the New Stock Options, including, but not limited to, the exchange of Eligible Options for New Stock Options, the grant, vesting or exercise of the New Stock Options, the issuance of shares upon exercise of the New Stock Options, the subsequent sale of shares acquired pursuant to such issuance and the receipt of any dividends; and (ii) does not commit to and is under no obligation to structure the terms of the Exchange Program or any aspect of the New Stock Options to reduce or eliminate my liability for Applicable Withholdings or achieve any particular tax result. Further, if I have become subject to tax in more than one jurisdiction between the date of grant of my Eligible Options and the date of any relevant taxable or tax withholding event, as applicable, I acknowledge that Endologix, Inc. and/or my employer or entity with which I am engaged to provide services (or former employer or entity, as applicable) may be required to withhold or account for Applicable Withholdings in more than one jurisdiction. I authorize Endologix, Inc. and/or its subsidiaries to withhold all Applicable Withholdings legally payable by me from my wages, from the proceeds of any stock sales or other cash payment paid to me by Endologix, Inc. and/or its subsidiaries. Finally, I agree to pay to Endologix, Inc. or its subsidiary any amount of Applicable Withholdings that Endologix, Inc. or its subsidiary may be required to withhold as a result of my participation in the Exchange Program and the grant of New Stock Options if Endologix, Inc. does not satisfy the Applicable Withholding through other means. Endologix, Inc. may refuse to issue or deliver the shares subject to New Stock Options that I receive pursuant to the Exchange Program, if I fail to comply with my obligations in connection with the Applicable Withholdings.

12.    I acknowledge and agree that none of Endologix, Inc. or a subsidiary or affiliate of Endologix, Inc., or any of their respective employees or agents, has made any recommendation to me as to whether or not I should accept the offer to exchange my Eligible Options in the Exchange Program and that I am not relying on any information or representation made by any such person in accepting or rejecting the offer, other than any information contained in the Offer Documents.

13.    I agree that participation in the Exchange Program is governed by the terms and conditions set forth in the Offer Documents. I acknowledge that I have received the Offer Documents and have been afforded the opportunity to consult with my own investment, legal and/or tax advisers before making this election and that I have knowingly accepted or rejected the offer. I agree that any and all decisions or interpretations of Endologix, Inc. upon any questions relating to the Exchange Program and this election form will be given the maximum deference permitted by law.

14.    I agree that the terms of the New Stock Options, if any, that I receive pursuant to the Exchange Program will be subject to the terms and conditions of the applicable stock option agreement.

15.    I understand and agree that the Exchange Program and the New Stock Options granted pursuant to the Exchange Program are governed by, and subject to, the laws of the State of California, without regard to its conflict of law provisions. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Exchange Program or the grant of the New Stock Options, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation will be conducted only in the state courts having situs in Orange County, California, or the federal courts for the United States for the District of California, and no other courts where this grant is made and/or to be performed.

16.    I understand that I may submit my election form via facsimile and if I submit my election form via facsimile, Endologix, Inc. intends to send me a confirmation of receipt of my election form by email at the email address as I have provided to it below, within 2 business days after it receives my election form. I understand that if I submit my election form via the Exchange Program website, the Confirmation Email provided from the Exchange Program website will provide evidence of my election and that I should print and keep a copy of such election confirmation for my records. If I do not receive a confirmation from Endologix, Inc., I understand that it is my responsibility to ensure that my election form has been received no later than 11:59 p.m., Eastern Time, on September 9, 2019. I understand that only responses that are properly completed, signed (electronically or otherwise), dated and actually received by Endologix, Inc. by the deadline will be accepted.